WAL-MART STORES, INC.

Bentonville, Arkansas 72716
(479) 273-4000
Retail Internet Site: www.walmart.com
Corporate Internet Site: www.walmartstores.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 6, 2003

        Please join us for the 2003 Annual Meeting of Shareholders of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 6, 2003, at 8:45 a.m. in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas. Pre-meeting activities start at 7:00 a.m.

        The purposes of the meeting are:

            (1) To elect directors;

            (2) To vote on the approval of the Wal-Mart Stores, Inc. Management Incentive Plan, as amended;

            (3) To ratify the appointment of Ernst & Young LLP by the Board of Directors as independent accountants to audit the accounts of the Wal-Mart Stores, Inc. for the fiscal year ending January 31, 2004;

            (4) To act on seven shareholder proposals; and

            (5) To transact any other business properly introduced at the meeting.

        You must own shares at the close of business on April 8, 2003, to vote at the meeting. If you plan to attend, please bring the Admittance Slip on the back cover and a picture I.D. Regardless of whether you will attend, please vote by signing, dating, and returning the enclosed proxy card or vote by telephone or on-line, as described on page 2 of the Proxy Statement. Voting in any of these ways will not prevent you from voting in person at the meeting.

By Order of the Board of Directors

Thomas D. Hyde
Secretary

Bentonville, Arkansas
April 15, 2003

Admittance Requirements on Back Cover

Front Cover Page

WAL-MART STORES, INC.
Bentonville, Arkansas 72716
(479) 273-4000
Retail Internet Site: www.walmart.com
Corporate Internet Site: www.walmartstores.com

PROXY STATEMENT

      This Proxy Statement is being mailed beginning April 15, 2003, in connection with the solicitation of proxies by the Board of Directors (the "Board") of Wal-Mart Stores, Inc., a Delaware corporation ("Wal-Mart" or the "Company"), for use at the Annual Meeting of Shareholders. The meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 6, 2003, at 8:45 a.m. Pre-meeting activities start at 7:00 a.m.

TABLE OF CONTENTS

VOTING INFORMATION	1
INFORMATION ABOUT THE BOARD OF DIRECTORS	2
Nominees for Director	2
Compensation of Directors	3
Board Meetings	4
Board Committees	4
Related-Party Transactions	5
Audit Committee Report	5
EXECUTIVE COMPENSATION	6
Compensation, Nominating and Governance Committee Report	6
Summary Compensation	9
Option Grants in Last Fiscal Year	10
STOCK OWNERSHIP	11
Holdings of Major Shareholders	11
Holdings of Officers and Directors	12
Section 16(a) Beneficial Ownership Reporting Compliance	13
EQUITY COMPENSATION PLAN INFORMATION	13
STOCK PERFORMANCE CHART	14
COMPANY PROPOSALS	14
Company Proposal No. 1: Approving Management Incentive Plan	14
Company Proposal No. 2: Ratification of Independent Accountants	16
SHAREHOLDER PROPOSALS	16
SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	26
OTHER MATTERS	26
ATTACHMENT A	26
DIRECTIONS TO THE MEETING AND ADMITTANCE SLIP	Back Cover

      Your proxy is solicited by the Board. The Company pays the cost of soliciting your proxy and reimburses brokers and others for forwarding proxy materials to you.

VOTING INFORMATION

      Who may vote? You may vote if you owned shares of the Company’s stock at the close of business on April 8, 2003. You are entitled to one vote on each matter presented at the meeting for each share you owned on that date. As of March 31, 2003, Wal-Mart had 4,385,693,565 shares outstanding.

      What am I voting on? You are voting on:

• Election of 13 directors;
• Approval of the Wal-Mart’s Management Incentive Plan, as amended;
• Ratification of the appointment of Ernst & Young LLP by the Board as independent accountants to audit the accounts of the Company for the fiscal year ending January 31, 2004;
• Seven shareholder proposals; and
• Any other matters properly introduced at the meeting.

      Who counts the votes? EquiServe Trust Company, N.A. ("EquiServe") will count the votes. The Board appointed two employees of EquiServe as independent inspectors of the election.

      Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to Wal-Mart unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card, your comments will be provided to Wal-Mart, but how you voted will remain confidential.

      What vote is required to pass an item of business? The holders of a majority of the outstanding shares of common stock must be present in person or represented by proxy for the meeting to be held. The vote of the holders of a plurality of the shares of stock present in person or by proxy is required to elect any director. The vote of the holders of a majority of the shares of stock present in person or by proxy is required to approve the Wal-Mart Stores, Inc. Management Incentive Plan, as amended, and to ratify the appointment of Ernst & Young LLP as Wal-Mart’s independent auditors. The vote of the holders of a majority of shares of stock voting on a shareholder proposal is required to adopt the shareholder proposal. Abstentions and broker non-votes count for quorum purposes and can affect the voting results with respect to the election of directors, the approval of the plan and the ratification of Ernst & Young LLP as Wal-Mart’s independent accountants.

      Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares: FOR all of the nominees for director named in this proxy statement; FOR approval of Wal-Mart’s Management Incentive Plan, as amended; FOR the ratification of Ernst & Young LLP as independent accountants; and AGAINST the seven shareholder proposals.

      How do I vote? You can vote in person at the meeting or you can vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. If you plan to vote in person but hold shares through a broker or other nominee, you must attach to your ballot an account statement showing that you were the beneficial owner on April 8, 2003.

      There are three ways for you to vote by proxy:
• Mail the proxy card in the enclosed return envelope;
• Call 1-877-PRX-VOTE (877-779-8683); or
• Log on to the Internet at: http://www.eproxyvote.com/wmt and follow the instructions at that site.

Telephone and Internet voting will close at 11:00 p.m. on June 5, 2003. To use these two methods, you must hold the shares in your own name rather than through a broker.

      Can I revoke my proxy? Yes, you can revoke your proxy by:
• Filing written notice of revocation with Wal-Mart’s Secretary before the meeting;
• Signing a proxy bearing a later date; or
• Voting in person at the meeting.

INFORMATION ABOUT THE BOARD OF DIRECTORS

      Wal-Mart’s directors are elected at each annual meeting and hold office until the next election. All nominees, except for M. Michele Burns, are presently directors of Wal-Mart. Following the meeting, Wal-Mart will have 13 directors. The Board has authority under Wal-Mart’s By-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings.

      Your proxy holder will vote your shares for the Board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board unless you withhold this authority.

NOMINEES FOR DIRECTOR

      The following candidates are nominated by the Board. They have held the positions shown for at least five years unless otherwise noted. They were selected on the basis of outstanding achievement in their careers, broad experience, wisdom, integrity, understanding of the business environment, willingness to devote adequate time to Board duties, and ability to make independent, analytical inquiries. The Board is committed to diversified membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, or disability.

James W. Breyer, 41
Managing Partner of Accel Partners, a leading venture capital firm. He is also a director of RealNetworks, Inc. Member since 2001.

M. Michele Burns, 45
Executive Vice President and Chief Financial Officer of Delta Air Lines, Inc. since August 2000. Prior to this appointment, she held various positions with Delta Air Lines, Inc., including: Senior Vice President - Finance and Treasurer, from January 2000 to August 2000; Vice President - Corporate Tax and Treasurer, from September 1999 to January 2000; and Vice President - Corporate Tax, from January 1999 to September 1999. From 1991 to January 1999, she was a partner in Arthur Andersen, LLP, an accounting firm. She is also a director of Orbitz, Inc. and Worldspan L.P.

Thomas M. Coughlin, 53
Executive Vice President and President and Chief Executive Officer of Wal-Mart Stores Division and SAM’S CLUB USA since August 2002. Prior to this appointment, he has held various positions with Wal-Mart Stores, Inc. since August 1978, including: Executive Vice President, President and Chief Executive Officer, Wal-Mart Stores Division, from January 1999 to August 2002; and Executive Vice President and Chief Operating Officer, Wal-Mart Stores Division, from January 1998 to January 1999. He is also a director of ChoicePoint Inc. Member since 2001.

Stanley C. Gault, 77
Retired Chairman of the Board of Directors of Goodyear Tire & Rubber Company from June 1991 to September 1996 and Chief Executive Officer of Goodyear Tire & Rubber Company from June 1991 to January 1996. Mr. Gault previously served as Chairman of the Board of Directors and Chief Executive Officer of Rubbermaid Incorporated. He is also a director of Avon Products, Inc. and The Timken Company. Member since 1996.

David D. Glass, 67
Chairman of the Executive Committee of the Board of Directors of Wal-Mart since February 2000. Mr. Glass served as Wal-Mart’s President and Chief Executive Officer from January 1988 to January 2000. Member since 1977.

Roland A. Hernandez, 45
Retired Chief Executive Officer and Chairman of the Board of Directors of Telemundo Group, Inc., a Spanish-language television station company, from August 1998 to December 2000. From March 1995 to August 1998, he served as President and Chief Executive Officer of Telemundo Group, Inc. He is also a director of MGM Mirage; The Ryland Group, Inc.; and Vail Resorts, Inc. Member since 1998.

Dawn G. Lepore, 49
Vice Chairman of Technology, Operations and Administration for Charles Schwab Corp., a financial holding company, since March 2002. Prior to this appointment, she has held various positions with Charles Schwab Corp., including: Vice Chairman of Technology and Administration, from December 2001 to March 2002; Vice Chairman and Chief Information Officer, from July 1999 to December 2001; and Executive Vice President and Chief Information Officer, from October 1993 to July 1999. She is also a director of eBay Inc. Member since 2001.

J. Paul Reason, 62
President and Chief Operating Officer of Metro Machine Corporation, an employee-owned ship repair company, since July 2000. From December 1999 to June 2000, he served as Vice President-Ship Systems for Syntek Technologies, Inc., a technical and engineering professional services firm. He is a retired four-star Admiral in the U.S. Navy. He served as Commander-in-Chief of the U.S. Atlantic Fleet from December 1996 to September 1999, ending thirty-four years of Naval service. He is also a director of Amgen Inc. and Norfolk Southern Corporation. Member since 2001.

H. Lee Scott, Jr., 54
President and Chief Executive Officer of Wal-Mart since January 2000. Prior to this appointment, he has held various positions with Wal-Mart since September 1979, including: Vice Chairman and Chief Operating Officer, from January 1999 to January 2000; and Executive Vice President, President and Chief Executive Officer, Wal-Mart Stores Division, from January 1998 to January 1999. Member since 1999.

Jack C. Shewmaker, 65
President of J-COM, Inc., a consulting company, since 1994, and a rancher. He is also a former Wal-Mart executive who retired in 1988. Member since 1977.

Jose H. Villarreal, 49
Partner in the San Antonio office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. since August of 1994. Member since 1998.

John T. Walton,* 56
Chairman of True North Partners, L.L.C., which holds investments in technology companies. Member since 1992.

S. Robson Walton,* 58
Chairman of the Board of Directors of Wal-Mart. Member since 1978.

* S. Robson Walton and John T. Walton are brothers.

COMPENSATION OF DIRECTORS

      During the calendar year ending December 31, 2002, outside directors were paid $50,000. At least one-half of the retainer was paid in Wal-Mart stock or stock units. The Chairpersons of Board committees received an additional retainer of $3,000. Outside directors were paid $1,500 per day, not exceeding 30 days, for additional work performed on behalf of the Board. Directors were not paid for meeting attendance but were reimbursed for expenses incurred in attending the meetings.

      In June 2002, each outside director also received options to purchase 5,512 shares of Company stock to link his or her compensation more closely to the interests of shareholders. The exercise price for the stock options is $54.43, and they vest one year from the date of grant and have a term of ten years.

      During the fiscal year ended January 31, 2003, Jack C. Shewmaker received the following benefits from the Company: monitoring of a home security system; long-distance telephone service; and a membership at the Company’s fitness center. Mr. Shewmaker also received health and life insurance coverage, for which he remitted the full premiums.

BOARD MEETINGS

      The Board held four regular meetings and three telephonic meetings during the fiscal year to review significant developments affecting the Company, engage in strategic planning, and act on matters requiring Board approval. For the fiscal year ended January 31, 2003, each incumbent director, other than John T. Chambers, attended at least 75% of the Board meetings and the meetings of committees on which he or she served.

Board Committees

Committee	Members	Functions and Additional Information (2)	Number of Meetings
Audit	Stanley C. Gault Roland A. Hernandez(1) J. Paul Reason	• Reviews financial reporting, policies, procedures, and internal controls of Wal-Mart • Recommends appointment of outside auditors • Reviews related party transactions • The Board has determined that the members are "independent" as defined by the current listing standards of the New York Stock Exchange and • The Board has adopted a written charter for the Audit Committee	8

Compensation, Nominating and Governance (3)	James W. Breyer Dawn G. Lepore Elizabeth A. Sanders Jose H. Villarreal (1)	• Administers Wal-Mart’s Stock Incentive Plan of 1998 for executive officers • Sets interest rate applicable to Wal-Mart’s Officer Deferred Compensation Plan • Sets and verifies attainment of goals under Wal-Mart’s Management Incentive Plan, as amended • Reviews salary and benefits issues • Reviews and provides guidance regarding the Company’s image • Responsible for corporate governance issues and • Recommends candidates to the Board for nomination to the Board	6

Executive	Thomas M. Coughlin David D. Glass (1) H. Lee Scott, Jr. S. Robson Walton	• Implements policy decisions of the Board and • Acts on the Board’s behalf between Board meetings	2 (4)

Stock Option	Thomas M. Coughlin David D. Glass H. Lee Scott, Jr. (1) S. Robson Walton	• Administers Wal-Mart’s Stock Incentive Plan of 1998 for associates who are not directors or officers subject to subsection 16(a) of the Securities and Exchange Act of 1934, as amended	4

Strategic Planning and Finance	John T. Chambers Jack C. Shewmaker (1) John T. Walton	• Reviews important financial decisions and • Advises regarding long-range strategic planning	4

(1) Committee Chairperson

(2) On March 6, 2003, the Board adopted revised written charters for each Board Committee. The revised charters are available at www.walmartstores.com.

(3) On March 6, 2003, the Board changed this Committee’s name to the "Compensation, Nominating and Governance
      Committee" to reflect its responsibility for corporate governance issues.

(4) The Executive Committee met twice and acted by unanimous written consent nineteen times during the fiscal year.

RELATED-PARTY TRANSACTIONS

      Frank Robson held various ownership interests in six store locations leased by Wal-Mart. Mr. Robson is the brother of Helen R. Walton, a beneficial owner of more than 5% of Wal-Mart stock. The Company paid rents and maintenance fees of $1,771,019 under the leases for the fiscal year ended January 31, 2003. The Company believes that these amounts are competitive with rents and maintenance fees that would be paid to a third party to lease similar space.

      During the past fiscal year, Manhattan Products, Inc., which is owned by members of former director Stephen Friedman’s family, had sales to Wal-Mart of $13,436,000. The Company believes that the amounts paid to Manhattan Products in these transactions were competitive with amounts that would be paid to third parties in similar transactions.

      During the past fiscal year Springdale Card & Comic Wholesale, which is owned by the son of director David D. Glass, had sales to the Company of $1,882,000. The Company believes that the amounts paid to Springdale Card & Comic Wholesale in these transactions were competitive with amounts that would be paid to third parties in similar transactions.

      Rollin L. Ford, an Executive Vice President of the Company, is the son-in-law of Donald G. Soderquist, a former director of the Company. For fiscal year 2003, the Company paid Mr. Ford a salary of $321,154 and a bonus of $325,000. Mr. Ford also received a grant of options to purchase 13,598 shares of the Company’s common stock at an exercise price of $47.80 on January 31, 2003.

      Greg B. Penner, a Senior Vice President of the Company, is the son-in-law of S. Robson Walton, a director of the Company and beneficial owner of more than 5% of Wal-Mart stock. For fiscal year 2003, the Company paid Mr. Penner a salary of $211,861 and a bonus of $212,500. Mr. Penner also received an award of 5,644 shares of restricted stock on June 3, 2002, and received a grant of options to purchase 9,153 shares of the Company’s common stock at an exercise price of $47.80 on January 31, 2003.

      Timothy E. Coughlin, a Regional Loss Prevention Director of the Company, is the brother of Thomas M. Coughlin, Executive Vice President and President and Chief Executive Officer of Wal-Mart Stores Division and SAM’S CLUB USA. Thomas M. Coughlin is also a director of the Company. For fiscal year 2003, the Company paid Timothy E. Coughlin a salary of $78,077 and a bonus of $18,864. Timothy E. Coughlin also received a grant of options to purchase 658 shares of the Company’s common stock at an exercise price of $47.80 on January 31, 2003.

      Michael L. Grimm, a merchandise buyer for the Company, is the son of Thomas R. Grimm, former President and Chief Executive Officer of SAM’S CLUB. For fiscal year 2003, the Company paid Michael L. Grimm a salary of $71,543 and a bonus of $17,170. Michael L. Grimm also received a grant of options to purchase 599 shares of the Company’s common stock at an exercise price of $47.80 on January 31, 2003.

      In June 2002, the Board approved a transaction between the Company and Walton Enterprises, L.P., including entering into a registration rights agreement under which the Company agreed to register for resale 16,000,000 shares of Wal-Mart stock on behalf of Walton Enterprises, L.P. and certain other named parties (collectively referred to as the "Parties"). Walton Enterprises, L.P. is the entity through which the Walton family holds the majority of its Wal-Mart stock. Directors S. Robson Walton and John T. Walton, along with Helen R. Walton, Jim C. Walton, and Alice L. Walton, share voting and dispositive power with respect to all shares held by Walton Enterprises, L.P. as general partners of Walton Enterprises, L.P., and they beneficially own more than 5% of Wal-Mart stock. On December 13, 2002, the Company registered 16,000,000 shares on behalf of the parties, which registration statement became effective on December 27, 2002. Walton Enterprises, L.P. paid on behalf of the Company or reimbursed the Company for expenses in the total amount of $100,299, which includes the registration fee paid to the Securities and Exchange Commission and related legal, financial printer and accounting fees incurred in connection with the registration statement and subsequent prospectus supplement. Of the 16,000,000 shares registered, Walton Enterprises, L.P. distributed on December 19, 2002, 8,096,226 shares to the Helen R. Walton Nonqualified Charitable Remainder Trust ("Trust"), and 7,143,515 shares to the Walton Family Charitable Support Foundation, Inc. ("Foundation"). Members of the Walton family established the Trust and the Foundation as part of their charitable planning. The remaining 760,259 shares registered will not be sold pursuant to the registration statement.

AUDIT COMMITTEE REPORT

      Wal-Mart’s Audit Committee consists of three directors, each of whom is "independent" as defined by the current listing standards of the New York Stock Exchange. The members of the Committee are Stanley C. Gault, Roland A. Hernandez, who is the Committee’s chairperson, and J. Paul Reason. The Audit Committee is governed by a written charter adopted by the Board. Given the current trends in corporate governance, recent legislation by Congress, and the proposed New York Stock Exchange corporate governance listing standards, the Audit Committee and the Board recently adopted a revised Audit Committee charter in March 2003. A copy of the revised charter is available on our website at www.walmartstores.com.

      Wal-Mart’s management is responsible for Wal-Mart’s internal controls and financial reporting, including the preparation of Wal-Mart’s consolidated financial statements. Wal-Mart’s independent auditors are responsible for auditing Wal-Mart’s annual consolidated financial statements in accordance with generally accepted auditing standards and ensuring that the financial statements fairly present Wal-Mart’s results of operations and financial position. The independent auditors also are responsible for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes. The Audit Committee annually recommends to the Board for its approval an independent accounting firm to be Wal-Mart’s independent auditors. Beginning with the June 6, 2003 shareholders’ meeting, ratification of the Board’s approval of the independent auditors is being sought. Ernst & Young LLP is Wal-Mart’s current independent auditor.

      As part of the oversight processes, the Audit Committee regularly meets with management, the outside auditors, and Wal-Mart’s internal auditors. The Audit Committee often meets with these groups in closed sessions. Throughout the year, the Audit Committee had full access to management, and the outside and internal auditors for the Company. To fulfill its responsibilities, the Audit Committee did the following:

• reviewed and discussed with Wal-Mart’s management and the independent auditors Wal-Mart’s consolidated financial statements for the fiscal year ended January 31, 2003;

• reviewed management’s representations that those consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly present the results of operations and financial position of the Company;

• discussed with the independent auditors the matters required by Statement on Auditing Standards 61, including matters related to the conduct of the audit of Wal-Mart’s consolidated financial statements;

• received written disclosures and the letter from the independent auditors required by Independence Standards Board
  Standard No. 1 relating to their independence from Wal-Mart, and discussed with Ernst & Young LLP their independence from Wal-Mart;

• based on the discussions with management and the independent auditors, the independent auditors’ disclosures and letter to the Audit Committee, the representations of management to the Audit Committee and the report of the independent auditors, the Audit Committee recommended to the Board that Wal-Mart’s audited annual consolidated financial statements for fiscal year 2003 be included in Wal-Mart’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, for filing with the Securities and Exchange Commission;

• reviewed all non-audit services performed for Wal-Mart by Ernst & Young LLP and considered whether Ernst & Young
  LLP’s provision of non-audit services was compatible with maintaining its independence from Wal-Mart;

• recommended that the Board select Ernst & Young LLP as Wal-Mart’s independent auditors to audit and report on the annual consolidated financial statements of Wal-Mart filed with the Securities and Exchange Commission prior to
  Wal-Mart’s annual shareholders meeting to be held in calendar year 2004; and

• consulted with advisors regarding the Sarbanes-Oxley Act of 2002, the New York Stock Exchange’s proposed corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider.

The Audit Committee submits this report:

      Stanley C. Gault
      Roland A. Hernandez, Chairperson
      J. Paul Reason

EXECUTIVE COMPENSATION

COMPENSATION, NOMINATING AND
GOVERNANCE COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

      Compensation Philosophy: The Company’s executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions to the Company; (2) provide incentives to attract and retain key executives; and (3) instill a long-term commitment to the Company and develop pride and a sense of Company ownership, all in a manner consistent with shareholders’ interests.

      The Compensation, Nominating and Governance Committee (the "Committee") sets the compensation of the Company’s Chief Executive Officer, as well as the other executive officer who serves as a member of the Board. As a part of its oversight of the Company’s compensation programs, the Committee also reviews and approves the compensation of the Company’s other executive officers.

      The compensation package of all executive officers has three main parts: (1) base salary, which is reviewed annually; (2) equity compensation consisting of stock options and, for certain executives, restricted stock; and (3) annual incentive payments under the Company’s Management Incentive Plan, as amended. Other elements of the Company’s executive compensation package include a Deferred Compensation Plan, a 401(k) Plan, a Profit Sharing Plan, and a Supplemental Executive Retirement Plan ("SERP").

      Under Wal-Mart’s Deferred Compensation Plan (the "Plan"), executives may defer up to 100% of their base salary and annual incentive awards. Interest accrues on amounts deferred at a rate set annually by the Committee. After ten years from initial deferral, the Company credits the executive’s deferral account with an increment ("20% Increment") equal to 20% of the sum of the principal amount deferred (up to 20% of base salary) plus accrued interest in each of the first six years after the executive’s initial deferral. In the eleventh and subsequent years, the 20% Increment is credited based on the amount deferred five years earlier. In addition, after the fifteenth year from the initial deferral under the Plan, the Company credits the executive’s deferral account with 10% of the principal amount deferred (up to 20% of base salary) plus accrued interest ("10% Increment") in each of the first six years after the executive’s initial deferral. In the sixteenth and subsequent years, the 10% Increment is credited based on the amount deferred ten years earlier.

      Company executives are eligible to participate in the Company’s 401(k) Plan and its Profit Sharing Plan, which are defined contribution retirement plans. The Profit Sharing Plan’s assets are primarily invested in Company stock. In addition, executives are eligible to participate in the Company’s SERP under which amounts that would be contributed by the Company to the 401(k) Plan or the Profit Sharing Plan, but for the limitation on compensation and the maximum limitations on allocations under the Internal Revenue Code, are credited to the participant’s account in the SERP (the limit on compensation used in calculating contributions to the Company’s defined contribution plans was $200,000 for the fiscal year ending January 31, 2003). These amounts are credited with earnings or charged with losses as if they were credited to the participant’s account in the Profit Sharing Plan. The SERP account is payable in a lump sum after termination of employment and is not eligible for the special tax treatment that payments from the Profit Sharing Plan and 401(k) Plan receive.

      The Committee’s executive compensation philosophy is that a majority of overall compensation should be in long-term, at-risk equity to focus management on the long-term interests of shareholders and to align further the interests of the executive officers with the Company’s long-term goals. Accordingly, in determining or approving the compensation of the Company’s executive officers, the Committee generally places less emphasis on base salary and employee benefits than on annual incentives and equity-based compensation.

      The executive compensation package generally is targeted to place executive officers’ total compensation in the top quartile of a select group of peer retail companies, assuming maximum performance goals are achieved by the Company. This select group of peer retail companies consists of several retailers in the United States from various retail segments (other than the Company), ranked by total sales (the "Peer Group Survey"). In addition, the Company’s executive compensation package is generally targeted to be at approximately the median for the top U.S. 50 companies (other than the Company) ranked by market capitalization (the "Top 50"), assuming maximum performance goals are achieved by the Company. The Peer Group Survey does not include all of the companies that are included in the S&P 500 Retailing Peer Index in the stock performance graph because the Committee believes that it is more appropriate to compare compensation of executive officers of the Company with that of executives in comparable companies based on both size and industry. Moreover, the Company is a key component of the S&P 500 Retailing Peer Index and the Committee believes that it is more appropriate to make comparisons for compensation purposes to a more independent (and yet comparable) group that excludes the Company.

      For information on compensation paid to executives in comparable positions in the Peer Group Survey and the Top 50, the Committee reviewed data obtained from outside compensation consultants. In setting or approving compensation of the Company’s executive officers, the Committee reviews and considers the allocation of total compensation (among salary, annual incentive, and equity compensation components) paid by companies in the Peer Group Survey and the Top 50. However, the Committee makes a subjective judgment as to the appropriate allocation of total compensation among the various components in implementing its philosophy of providing a substantial portion of executive compensation in equity.

      Base Salary: Base salaries of Company executives are set with reference to the Company’s performance for the prior fiscal year and upon a subjective evaluation of each executive’s contribution to that performance. In evaluating overall Company performance, the primary focus is on the Company’s financial performance for the year as measured by net income, total sales, comparable store sales, return on shareholders’ equity, and other financial factors. Other criteria, including equal employment performance and whether the Company conducted its operations in accordance with the business and social standards expected by its associates, shareholders, and the communities in which it operates, are also considered.

      Equity Compensation: Stock options generally are granted annually under Wal-Mart’s Stock Incentive Plan of 1998 to link executives’ compensation to the long-term financial success of the Company, as measured by stock performance. Options generally have an exercise price equal to the closing price of Company stock on the date of grant and have a ten-year term. They typically vest in equal annual installments, beginning one year from the date of grant. Options granted on or after January 28, 2000, vest in five annual installments.

      The Committee establishes awards of options to executive officers of the Company. The total number of option shares awarded to each executive generally is based on a dollar amount divided by the option’s exercise price. The dollar amount is the product of the executive’s base salary multiplied by a percentage. The percentage is determined by the Committee based on a subjective evaluation of the portion of compensation paid in equity at companies in the Peer Group Survey and the Top 50, individual performance, Company objectives, and the objective of providing long-term, at-risk compensation as a substantial portion of total compensation.

      In addition to stock options, the Committee from time to time awards restricted stock under Wal-Mart’s Stock Incentive Plan of 1998. Awards may be made to provide incentives to enhance the job performance of certain executives or to induce them to become associated with or to remain with the Company. The decision to grant awards of restricted stock, as well as the size of each award and the vesting schedule, is made by the Committee based on the factors discussed in the prior paragraph.

      Incentive Payments: Annual incentive payments are made under Wal-Mart’s Management Incentive Plan of 1998, upon achievement of pre-established performance goals selected from a variety of performance measures available under the plan. For the fiscal year ended January 31, 2003, annual incentive payments were based on improvements in pre-tax profits.

      The Committee assigned incentive payment levels as a percentage of base salary for achievement of the performance goals for the 2003 fiscal year. These incentive payment levels were tied respectively to the achievement of threshold, business plan, and maximum performance objectives. Incentive payment levels ranging from a low of 35.7% of base salary at the threshold performance level to a high of 275% at the maximum level were payable under the plan to the executive officers. Unless the Committee otherwise provides when the performance goals are established, if the Company fails to achieve its threshold performance target, no incentive award will be paid to any executive.

      With respect to the Company’s corporate executive officers, performance goals were based on overall corporate performance. For divisional executives, performance goals were based on a combination of corporate and divisional performance, with 50% of the incentive payment based on Company performance and 50% based on performance of the division for which the executive was responsible.

      For the fiscal year ended January 31, 2003, corporate pre-tax profits met 100% of the maximum profit improvement target set by the Committee. SAM’S CLUB did not meet the threshold performance levels. As a result, incentive payments were made in March 2003 at the maximum levels set by the Committee except that associates of the SAM’S CLUB Division only received 50% of the maximum incentive payment.

      Compensation of the Chief Executive Officer: Mr. Scott’s base salary as Chief Executive Officer was set at $1,150,000, effective March 23, 2002. On March 6, 2002, he was granted an option to purchase 521,634 shares of Company stock at an exercise price of $60.90 under Wal-Mart’s Stock Incentive Plan of 1998 relating to the Company’s performance during the January 31, 2002 fiscal year. On January 9, 2003, he was also granted an option to purchase 605,327 shares of Company stock at an exercise price of $51.92 under the Stock Incentive Plan of 1998 relating to the Company’s performance during the January 31, 2003 fiscal year. On March 7, 2002, Mr. Scott received an award of 107,527 shares of restricted stock. On January 9, 2003, Mr. Scott also received an award of 125,193 shares of restricted stock, which relates to compensation for fiscal year 2004.

      The Committee’s determination of the compensation package for Mr. Scott is consistent with the overall compensation philosophy for other executive officers of the Company. Mr. Scott’s compensation is weighted heavily to long-term and at-risk forms of compensation that provide a greater link between the Company’s long-term strategy and Mr. Scott’s compensation. Particularly with respect to the long-term incentive component of Mr. Scott’s compensation, the Committee considered objective factors, including the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies in the Peer Group Survey, as well as competitive levels of compensation for chief executive officers managing operations of similar size, complexity and performance level, and the awards granted to Mr. Scott in prior years. In determining the amount of Mr. Scott’s base salary, as well as the number of shares of restricted stock and stock options to be granted, the Committee also considered certain subjective factors, including Mr. Scott’s general knowledge of the retail business, his contribution to the Company’s past business success, and the Committee’s belief that Mr. Scott has the vision and managerial capability to oversee the Company’s continued growth into the foreseeable future.

      Mr. Scott also received an incentive payment of $3,162,500 under Wal-Mart’s Management Incentive Plan of 1998. The incentive payment was based on the Company’s achievement of the maximum level of pre-tax profit performance goals established by the Committee and was paid in the current fiscal year but relates to performance in the fiscal year ended January 31, 2003.

      Deductibility of Compensation: Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based. Neither base salary nor restricted stock qualify as performance-based compensation under Section 162(m). It is the policy of the Committee periodically to review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. A significant portion of the Company’s executive compensation will satisfy the requirements for deductibility under Internal Revenue Code Section 162(m). However, the Committee retains the ability to evaluate the performance of the Company’s executives, including the chief executive officer, and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

      The Compensation, Nominating and Governance Committee submits this report:

      James W. Breyer
      Dawn G. Lepore
      Elizabeth A. Sanders
      Jose H. Villarreal, Chairperson

Summary Compensation

      This table shows the compensation during each of the Company’s last three fiscal years paid to Wal-Mart’s Chief Executive Officer and the four other most highly compensated executive officers based on compensation earned during the fiscal year ended January 31, 2003.

	Annual compensation				Long-term compensation
Name and position	Fiscal year ended Jan. 31,	Salary ($)(1)	Incentive payment ($)(2)	Other annual compensation ($)(3)	Restricted stock awards ($)(4)	Number of shares underlying options granted (5)	All other compensation ($)(6)
H. Lee Scott, Jr. President and CEO	2003 2002 2001	1,142,308 1,123,077 992,308	3,162,500 1,784,750 1,750,000	85,834 94,682 0	13,134,437 5,000,000 6,083,159	605,327 521,634 459,284	167,604 133,328 96,168
Thomas M. Coughlin Executive Vice President and President and CEO, Wal-Mart Stores Division and SAM’S CLUB USA	2003 2002 2001	907,308 885,769 796,923	2,287,500 935,929 1,120,000	40,801 45,410 31,811	4,211,461 875,000 2,441,584	261,832 220,175 283,461	157,010 152,193 118,984
John B. Menzer Executive Vice President and President and CEO, International Division	2003 2002 2001	759,231 717,308 640,385	1,540,000 838,927 637,000	0 0 0	2,605,747 1,000,000 1,556,015	211,865 179,212 130,741	169,679 72,928 64,613
Thomas M. Schoewe Executive Vice President and Chief Financial Officer	2003 2002 2001	579,615 561,539 480,769	819,000 499,730 437,706	0 0 0	1,995,190 900,000 1,014,887	114,242 102,407 88,053	55,385 45,047 74
Michael T. Duke Executive Vice President, Administration	2003 2002 2001	530,385 519,616 455,846	749,000 458,843 436,154	0 0 0	1,829,341 750,000 500,000	110,335 102,407 86,672	77,085 64,428 49,268

(1)	This column includes compensation earned during the fiscal year, but some amounts may be deferred. This column also includes compensation for an additional pay period in fiscal year 2002 because fiscal year 2002 had 27 pay periods rather than the normal 26 pay periods.
(2)	Incentive payments in this column were made under Wal-Mart’s Management Incentive Plan of 1998 in connection with the Company’s performance in the January 31, 2001, 2002 and 2003 fiscal years but were paid during the January 31, 2002, 2003 and 2004 fiscal years, respectively.
(3)	The other annual compensation for H. Lee Scott, Jr. includes $85,402 for personal use of a Company aircraft. All amounts for the other named officers are incentive interest payments on amounts deferred under the Officer Deferred Compensation Plan. For these other officers, the amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or 10% of any such officer’s total annual salary and bonus.
(4)	The amounts in this column for fiscal year 2003 include two restricted stock awards that occurred on March 7, 2002 and January 9, 2003. With respect to the award that occurred on January 9, 2003, the Company awarded restricted stock to the named officers in the following amounts: H. Lee Scott, Jr. ($6,500,021), Thomas M. Coughlin ($2,000,010), John B. Menzer ($1,500,021), Thomas M. Schoewe ($1,000,031), and Michael T. Duke ($1,000,031) (the "January Restricted Stock"). While the January Restricted Stock award occurred during fiscal year 2003, it relates to compensation for the named officers for fiscal year 2004.
(5)	The options shown for 2003 were granted on January 9, 2003.
(6)	"All other compensation" for the fiscal year ended January 31, 2003, includes Company contributions to Wal-Mart’s Profit Sharing, SERP, and 401(k) Plan, above-market interest credited on deferred compensation, and term life insurance premiums paid by Wal-Mart for the benefit of each officer. These amounts are shown in the following table:

Name	Profit Sharing contributions	SERP contributions	401(k) Plan contributions	Above-market interest	Life insurance premiums
H. Lee Scott, Jr.	$4,000	$109,093	$ 4,000	$50,423	$88
Thomas M. Coughlin	$4,000	$65,740	$ 4,000	$83,182	$88
John B. Menzer	$4,000	$55,938	$ 4,000	$105,653	$88
Thomas M. Schoewe	$4,000	$35,174	$ 4,000	$12,123	$88
Michael T. Duke	$4,000	$31,581	$ 4,000	$37,416	$88

Option Grants in Last Fiscal Year

      This table shows all options to acquire shares of Wal-Mart stock granted to the named executive officers during the fiscal year ended January 31, 2003.

Individual Grants

Name	Number of shares underlying options granted (1)	Percent of total options granted to associates in fiscal year	Exercise price/share (2)	Expiration date	Grant date present value (3)
H. Lee Scott, Jr.	605,327	4.4%	$51.92	1/8/13	$11,271,189
Thomas M. Coughlin	261,832	1.9%	$51.92	1/8/13	$4,875,312
John B. Menzer	211,865	1.5%	$51.92	1/8/13	$3,944,926
Thomas M. Schoewe	114,242.8%		$51.92	1/8/13	$2,127,186
Michael T. Duke	110,335.8%		$51.92	1/8/13	$2,054,438

(1)	These options were granted on January 9, 2003. Options were granted to other associates on January 31, 2003.
(2)	The exercise price generally equals the closing price of Wal-Mart stock on the date of grant. The options are exercisable in five equal annual installments beginning one year after the date of the grant. They expire ten years after the date of the grant.
(3)	The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options granted on January 9, 2003: a 6.9 year expected life of the options; a dividend yield of 0.73%; expected volatility for Wal-Mart stock of 0.30; and a risk-free rate of return of 3.82%.

Option Exercises and Fiscal Year End Option Values: This table shows all stock options exercised by the named executives during the fiscal year ended January 31, 2003, and the number and value of options they held at fiscal year end.

Name	Shares acquired on exercise	Value realized ($)(1)	Number of shares underlying unexercised options at fiscal year end		Value of unexercised in-the-money options at fiscal year end ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. Lee Scott, Jr.	3,268	121,063	351,484	1,669,490	3,195,609	1,952,247
Thomas M. Coughlin	6,802	381,780	259,135	836,001	3,870,059	1,677,378
John B. Menzer	0	0	174,609	564,438	3,582,614	1,321,457
Thomas M. Schoewe	0	0	32,280	297,622	0	0
Michael T. Duke	0	0	173,688	335,153	4,817,063	1,176,588

(1)	The value realized equals the difference between the option exercise price and the closing price of Wal-Mart stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
(2)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Wal-Mart stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of Wal-Mart stock on Friday, January 31, 2003, as reported in The Wall Street Journal, was $47.80.

STOCK OWNERSHIP

      The following tables set forth ownership of Wal-Mart stock by major shareholders, directors and executive officers of the Company.

Holdings of Major Shareholders

      There were 4,385,693,565 shares of Wal-Mart stock issued and outstanding on March 31, 2003. The following table lists the beneficial owners of 5% or more of Wal-Mart stock as of March 31, 2003.

Shared Voting and Investment Power

Name and Address of Beneficial Owner	Direct or Indirect Ownership with Sole Voting and Investment Power	Shared, Indirect Ownership through Walton Enterprises, L.P.	Other Shared, Indirect Ownership	Total	Percent of Class
Alice L. Walton	6,976,420	1,680,506,739 (3)	3,384	1,687,486,543 (3)	38.48%
		(shared ownership)
Helen R. Walton	3,299,428	1,680,506,739 (3)	0	1,683,806,167 (3)	38.39%
		(shared ownership)
Jim C. Walton	10,476,462	1,680,506,739 (3)	2,206,917	1,693,190,118 (3)	38.61%
		(shared ownership)
John T. Walton	11,957,567 (1)	1,680,506,739 (3)	12,341,959	1,704,806,265 (1)(3)	38.87%(4)
		(shared ownership)
S. Robson Walton	2,859,825 (2)	1,680,506,739 (3)	12,819,391	1,696,185,955 (2)(3)	38.68%(4)
		(shared ownership)

(1)	The number includes 9,434 shares that John T. Walton had a right to acquire within 60 days after March 31, 2003, through the exercise of stock options. It also includes 8,805 phantom stock shares received as director compensation.
(2)	The number includes 25,292 shares that S. Robson Walton had a right to acquire within 60 days after March 31, 2003, through the exercise of stock options. It also includes 54,646 shares held in the Company’s Profit Sharing Plan on behalf of Mr. Walton. He has sole voting power, but no investment power, with respect to these shares.
(3)	Walton Enterprises, L.P. holds a total of 1,680,506,739 shares. Helen R. Walton, S. Robson Walton, John T. Walton, Jim C. Walton, and Alice L. Walton share voting and dispositive power with respect to all shares held by Walton Enterprises, L.P., as general partners of Walton Enterprises, L.P. The general partners have the power to sell and vote the shares. The business address of each partner is P.O. Box 1508, Bentonville, Arkansas 72712.
(4)	The percent of class reflects all shares held directly and indirectly, and is calculated based on the number of shares outstanding plus those shares John T. Walton and S. Robson Walton had a right to acquire within 60 days of March 31, 2003, in the amounts of 9,434 shares and 25,292 shares, respectively.

Holdings of Officers and Directors

      This table shows the amount of Wal-Mart stock held by each director, Wal-Mart’s Chief Executive Officer, and the four other most highly compensated officers on March 31, 2003. It also shows the stock held by all of Wal-Mart’s directors and executive officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
James W. Breyer	46,769	0	46,769	*
John T. Chambers	29,954	0	29,954	*
Thomas M. Coughlin	704,212	165,426	869,638	*
Michael T. Duke	333,491	0	333,491	*
Stanley C. Gault	40,246	0	40,246	*
David D. Glass	1,813,770	986,003	2,799,773	*
Roland A. Hernandez	20,916	0	20,916	*
Dawn G. Lepore	1,396	0	1,396	*
John B. Menzer	420,164	0	420,164	*
J. Paul Reason	4,809	0	4,809	*
Elizabeth A. Sanders	18,929	0	18,929	*
Thomas M. Schoewe	237,350	0	237,350	*
H. Lee Scott, Jr.	1,225,182	3,148	1,228,330	*
Jack C. Shewmaker	3,365,460	0	3,365,460	*
Jose H. Villarreal	14,749	0	14,749	*
John T. Walton (2)	11,957,567	1,692,848,698	1,704,806,265	38.87%
S. Robson Walton (2)	2,859,825	1,693,326,130	1,696,185,955	38.68%
Directors and Executive Officers
as a Group (20 persons)	23,356,746	1,706,822,666	1,730,179,412	39.43%

* Less than one percent

(1)	These amounts include shares that the following persons had a right to acquire within 60 days after March 31, 2003, through the exercise of stock options and vested shares they hold in the Company’s Profit Sharing Plan. These share numbers are shown in the following table:

Name	Number of shares underlying stock options exercisable within 60 days	Shares held in the Profit Sharing Plan
John T. Chambers	7,260	0
Thomas M. Coughlin	350,000	37,285
Michael T. Duke	215,121	860
Stanley C. Gault	9,434	0
David D. Glass	803,093	183,112
Roland A. Hernandez	9,434	0
John B. Menzer	236,599	794
J. Paul Reason	3,867	0
Elizabeth A. Sanders	9,434	0
Thomas M. Schoewe	70,822	27
H. Lee Scott, Jr.	547,667	24,197
Jack C. Shewmaker	9,434	0
Jose H. Villarreal	9,434	0
John T. Walton	9,434	0
S. Robson Walton	25,292	54,646
Directors and Officers
as a Group (20 persons)	2,410,063	304,243

The Holdings of Officers and Directors also include phantom stock received by Wal-Mart’s outside directors as part of their compensation, as follows: Stanley C. Gault (9,876 shares), Roland A. Hernandez (5,482 shares), Dawn G. Lepore (926 shares), Elizabeth A. Sanders (1,542 shares), Jose H. Villarreal (5,315 shares), and John T. Walton (8,805 shares).
(2)	Amounts shown for S. Robson Walton and John T. Walton in this column include 1,680,506,739 shares held by Walton Enterprises, L.P.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Wal-Mart’s executive officers, directors, and persons who own more than 10% of the Company’s stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange. A copy of each report is furnished to Wal-Mart.

      SEC regulations require Wal-Mart to identify anyone who filed a required report late during the most recent fiscal year. Based solely on review of reports furnished to the Company and written representations that no other reports were required during the fiscal year ended January 31, 2003, all Section 16(a) filing requirements were met except that David D. Glass filed one late report regarding an award of stock options. This transaction was reported to the SEC on March 25, 2003.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides certain information as of January 31, 2003 with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	49,316,147	$36.84	124,588,726
Equity compensation plans not approved by security holders (1)	10,859,918 (2)	$46.16	— (3)
Total	60,176,065	$38.52	124,588,726

(1)	Wal-Mart shares may be issued under the following four equity plans of ASDA Group Limited ("ASDA"), Wal-Mart’s wholly-owned subsidiary in the United Kingdom ("U.K."):
  The ASDA Colleague Share Ownership Plan 1999 ("CSOP") provides for stock option grants to colleagues (ASDA associates). The exercise price of stock options granted under the CSOP shall not be less than the average trading price of Wal-Mart shares on the New York Stock Exchange on the last trading day preceding the grant date, or such other trading date as may be agreed with U.K. tax authorities. The CSOP provides for ASDA’s Board of Directors ("ASDA’s Board") to administer the CSOP and set the terms and conditions of the grants under the CSOP, including the vesting period.

  The ASDA Sharesave Plan 2000 ("Sharesave") provides for stock option grants each year to colleagues with at least six months of service. Under Sharesave, ASDA deducts a set amount from a participating colleague’s salary each month. After a period determined by ASDA’s Board, the colleague can buy shares (using the funds deducted from his or her salary) pursuant to the options at a price set by ASDA’s Board at the time of the grant, which can be no less than 80% of the average trading price of Wal-Mart stock on the New York Stock Exchange for the three trading days prior to the day preceding the date of grant.

  The ASDA Group Long Term Incentive Plan ("LTIP") provides for stock option grants to executive officers of ASDA at a discounted option price. The LTIP provides for a committee of ASDA’s Board to administer the LTIP and set the other terms of the options granted.

  The ASDA 1994 Executive Share Option Scheme ("ESOS") provides for stock option grants to ASDA executives at the average market price of shares for the last three days in the week prior to the week of the grant. The ESOS provides for ASDA’s Board or a committee of ASDA’s Board to administer the ESOS and set the other terms of the options granted.

(2)	This amount includes 1,071,174 issued and outstanding shares held by the Quest Trust ("Quest") that are transferable upon the exercise of options granted under Sharesave. Quest was established by ASDA for tax purposes, prior to Wal-Mart’s purchase of ASDA.
(3)	There is no stated limit on the aggregate number of shares that may be issued under CSOP, Sharesave, or LTIP. Under ESOS, the number of shares with respect to which options may be granted may not exceed any of the following:
  10% of the nominal amount of ASDA’s Equity Share Capital (as defined by section 744 or the Companies Act 1985) on the day preceding the grant, less the aggregate of the nominal amounts of (a) shares issued on the exercise of options granted within the previous ten years under any ASDA option plan, (b) shares remaining issuable with respect to options granted on the same date or within the previous ten years under any ASDA option plan, and (c) shares issued on the same date or within the previous ten years under any ASDA plan allowing subscription of shares based on profits;

  5% of the nominal amount of ASDA’s Equity Share Capital on the day preceding the grant, less the aggregate of the nominal amounts of (a) shares issued on the exercise of options granted within the previous ten years under any ASDA executive option plan, (b) shares remaining issuable in respect of options granted on the same date or within the previous ten years under any ASDA executive option plan, and (c) shares issued on the same date or within the previous ten years under any ASDA plan allowing subscription of shares based on profits (except a profit sharing scheme approved under Schedule 9 to the Income and Corporation Taxes Act 1988 or a similar plan); or

  With respect to grants during the four year period ending on September 21, 1998, 2.5% of the nominal amount of ASDA’s Equity Share Capital on the day preceding the grant, less the aggregate of the nominal amounts of (a) shares issued on the exercise of options granted within the same period under any ASDA executive option plan, and (b) shares remaining issuable with respect to options granted on the same date or within the same period under any ASDA executive option plan.

STOCK PERFORMANCE CHART

      This graph shows Wal-Mart’s cumulative total shareholder return during the five fiscal years ended January 31, 2003. The graph also shows the cumulative total returns of the S&P 500 Index and the S&P Retailing Index. The comparison assumes $100 was invested on January 31, 1998, in Wal-Mart stock and in each of the indices shown and assumes that all of the dividends were reinvested.

COMPANY PROPOSALS

COMPANY PROPOSAL NO. 1: APPROVING
WAL-MART’S MANAGEMENT INCENTIVE PLAN,
AS AMENDED

      Wal-Mart’s Board proposes that the shareholders approve Wal-Mart’s Management Incentive Plan, as amended and restated, effective February 1, 2003 (the "MIP"), which is attached to this Proxy Statement as Attachment A. The purpose of the MIP is to motivate Company management, including executive officers, by setting incentive payment targets related to stated performance measures and to reward those individuals for attainment of corporate, divisional, or individual performance goals. Participation in the MIP is limited to officers and other management associates determined by the Compensation, Nominating and Governance Committee ("Committee") to have the potential to contribute significantly to the success of Wal-Mart and its affiliates. At March 31, 2003, approximately 14,031 associates were eligible to participate in the MIP.

      The MIP, as amended and restated, is submitted to you for approval to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) prohibits a company from taking a federal income tax deduction for compensation paid in excess of $1 million to an associate defined in Section 162(m) as a "covered employee." This limit on deductibility does not apply to compensation defined in Section 162(m) as "qualified performance-based compensation" so long as certain criteria are met, including shareholder approval of the plan under which the compensation is paid. The MIP was approved by shareholders in 1998. However, the performance measures under the plan must be re-approved by stockholders every five years. The description of the MIP below is subject in its entirety to the actual terms of the MIP as set forth in Attachment A. Wal-Mart’s Board may amend or terminate the MIP in its discretion, provided that stockholder approval is required if there is a change in: (i) the employees eligible to participate in the MIP; (ii) the performance measures pursuant to which the performance goals under the MIP are set; or (iii) the maximum nondiscretionary incentive award that may be paid under the MIP.

      Most of the material terms of the MIP as originally approved are the same as under the MIP as amended and restated. Objective performance goals (for a fiscal year or other period set by the Committee) for the Company and its divisions and for individuals will be established at the beginning of each performance period by the Committee. The performance goals will be based on one or more performance measures selected by the Committee from those listed in the MIP. The performance goals will have a minimum threshold, and no incentive award will be paid if the minimum threshold level of performance is not attained. The Committee is responsible for certifying the degree to which the performance goals are met in each performance period. The Committee may establish other goals, including subjective goals, with respect to associates who are not "covered employees." At the beginning of each performance period, the Committee will establish percentages of the various participants’ salaries eligible to be paid as incentive awards if the performance goals are attained. These percentages may vary depending on the degree of attainment of the performance goals. No "covered employee" may receive an incentive award greater than $20,000,000 for a performance period, which is based on a fiscal year.

      The MIP has been amended to specify that the Committee may adjust the level of attainment of performance goals to take into account the following items: changes in accounting standards that may be required by the Financial Accounting Standards Board after the performance goal is established; realized investment gains and losses; extraordinary, unusual, nonrecurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; investment returns relating to investment vehicles that are unaffiliated with Company or divisional operating strategies; and such other items as the Committee determines to be required so that the operating results of the Company, division, or subsidiary, shall be computed on a comparative basis from performance period to performance period.

      As approved in 1998, the MIP listed the following performance measures: (a) earnings; (b) revenue; (c) operating or net cash flows; (d) financial return ratios; (e) total shareholder return; (f) market share; or (g) pre-tax profits. To increase the Committee’s flexibility in tailoring incentives to specific performance measures, the MIP has been amended to provide for the following expanded list of performance measures, subject to shareholder approval: (a) earnings (either in the aggregate or on a per-share basis, reflecting such dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes ("EBIT") or before or after interest, taxes, depreciation and amortization ("EBITDA"); (b) gross or net revenue, or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (cc) employee diversity goals; or (dd) safety record.

      Set forth below is a table that shows incentive payments that were paid pursuant to the MIP in fiscal 2003 based on performance for the fiscal year ended January 31, 2003. These are the same amounts as would have been paid pursuant to the MIP as amended and restated. Amounts payable in fiscal 2004 cannot be determined because the result depends on performance of the Company and its divisions and on individual performance during the fiscal year ending January 31, 2004.

NEW PLAN BENEFITS
WAL-MART STORES, INC.
MANAGEMENT INCENTIVE PLAN, AS AMENDED
(As amended and restated effective February 1, 2003)

Name and Position	Dollar Value

H. Lee Scott, Jr., President and Chief Executive Officer	$ 3,162,500

Thomas M. Coughlin, Executive Vice President and President and Chief Executive Officer, Wal-Mart Stores Division and SAM’S CLUB USA	$ 2,287,500

John B. Menzer, Executive Vice President and President and Chief Executive Officer, International Division	$ 1,540,000

Thomas M. Schoewe, Executive Vice President and Chief Financial Officer	$ 819,000

Michael T. Duke, Executive Vice President, Administration	$ 749,000

All Current Executive Officers as a Group	$ 10,197,332

Non-Associate Directors as a Group	N/A

All Current Non-Executive Officer Associates as a Group	$ 199,661,424

For the above reasons, the Board recommends that the shareholders vote FOR the Wal-Mart Stores, Inc. Management Incentive Plan, as amended.

COMPANY PROPOSAL NO. 2: RATIFICATION OF
INDEPENDENT ACCOUNTANTS

      The Audit Committee of the Board recommended to the Board, and the Board selected Ernst & Young LLP as the Company’s independent accountants to audit the consolidated financial statements of the Company for the fiscal year ending January 31, 2004. Ernst & Young LLP and its predecessor, Arthur Young & Company, have been Wal-Mart’s independent accountants since prior to the Company’s initial offering of securities to the public in 1970. Ernst & Young LLP served as the Company’s independent accountants for the fiscal year ended January 31, 2003, and reported on the Company’s consolidated financial statements for that year. Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      Ernst & Young LLP’s fees for the fiscal year ending January 31, 2003, were as follows:

      Audit Fees: Fees for the annual audit for the fiscal year ended January 31, 2003, were $2,909,000.

      All Other Fees: All other fees were $5,160,000, including audit-related services of $1,808,000 and non-audit services of $3,352,000. Audit-related services include fees for SEC registration statement-related services, benefit plan audits, and consultation on accounting standards or transactions. Non-audit services were primarily tax services.

      Although shareholder ratification is not required, the selection of Ernst & Young LLP is being submitted for ratification at the annual meeting with a view towards soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Ernst & Young LLP’s engagement as the Company’s independent accountants without the approval of the Company’s shareholders whenever the Audit Committee deems termination appropriate.

      Ratification of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending January 31, 2004, requires the affirmative vote of the majority of the shares entitled to vote that are present in person or represented by proxy at the meeting. Abstentions and broker non-votes will have the same effect as votes cast against the ratification of the selection of Ernst & Young LLP as our independent accountants. Shares represented by proxies will be voted for the ratification of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending January 31, 2004, unless authority to do so is withheld.

      For the above reasons, the Board recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending January 31, 2004.

SHAREHOLDER PROPOSALS

      The following shareholder proposals and supporting statements appear as received by the Company. Following each shareholder proposal is Wal-Mart’s Statement in Opposition. The Company will provide promptly to shareholders the name, address, and number of shares of voting securities held by the proponent(s) upon receiving an oral or written request.

SHAREHOLDER PROPOSAL NO. 1: BOARD INDEPENDENCE

      RESOLVED: That the shareholders of Wal-Mart Stores, Inc. ("Wal-Mart" or the "Company") urge the Board of Directors to adopt a policy of nominating independent directors who, if elected by the shareholders, would constitute two-thirds of the Board. For purposes of this proposal, the term "Independent Director" shall mean a director who:

  has not been employed by the Company in an executive capacity;

  is not, and is not affiliated with a company that is, an advisor or consultant to the Company, or a significant customer or supplier of the Company;

  has no personal service contract(s) with the Company or the Company’s senior management;

  is not affiliated with a not-for-profit entity that receives significant contributions from the Company;

  within the last five years, has not had any business relationship with the Company that the Company has been required to disclose under the Securities and Exchange Commission disclosure regulations;

  is not employed by a public company at which an executive officer of the Company serves as a director;

  has not had a relationship described in of the sort described above with any affiliate of the Company; and

  is not a member of the family of any person described above.

SUPPORTING STATEMENT

      This proposal seeks to establish a level of independence that we believe will promote clear and objective decision-making in the best long-term interest of all shareholders.

      Five of Wal-Mart’s 14 directors are current or former executives of the Company. A sixth is the brother of the chairman. The Wal-Mart board thus falls short of the level of independence proposed in this resolution.

      In our view, a Board with a number of insiders and people who have other significant ties to management can raise questions about whether a Board is giving priority to management’s interests at the expense of the shareholders.

      We urge you to vote FOR this resolution.

WAL-MART’S STATEMENT IN OPPOSITION
TO THE PROPOSAL REGARDING
BOARD INDEPENDENCE

      Your Board believes that no meaningful additional measure of Board independence will be gained by adopting the Proposal. The Company’s Corporate Governance Guidelines standard of independence complies with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the rules and regulations of the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange’s (the "NYSE") current and proposed listing standards, as well as many of the "best practice" principles espoused by corporate governance thought leaders. Additionally, the Company intends to comply fully with any and all future independence requirements. Implementing the Proposal would deprive shareholders of the ability to select potential Board members who possess the qualities of excellence and experience that the Company seeks.

      Under the NYSE’s proposed rules, a director is independent if he or she has no direct or indirect material relationship with the Company, and for the last five years: neither the director nor any member of the director’s immediate family (as defined therein) has been affiliated with or employed in a professional capacity by the Company’s present or former auditor; neither the director nor any member of the director’s immediate family has been employed as an executive officer by any company whose compensation committee includes an executive officer of the Company; the director has not been an employee, and no member of the director’s immediate family has been an executive officer, of any company (a) that accounts for at least 2% or $1 million, whichever is greater, of the Company’s consolidated gross revenues, or (b) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenue.

      The NYSE’s proposed rules also create a presumption that a director is not independent if in the last five years he or she, or an immediate family member, received more than $100,000 per year in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service not contingent on continued service). Additionally, no director employed by the Company may be considered independent, and the Audit Committee members must not receive any remuneration from the Company other than compensation received in their capacities as directors. Sarbanes-Oxley’s independence requirements add that the Audit Committee members may not be affiliated with the Company or any of its subsidiaries, other than in their capacities as members of the Board, the Audit Committee or any other Board committee of the Company, or of a controlled subsidiary.

      Provided the Board affirmatively determines that those directors who satisfy the independence criteria of the NYSE-proposed rules are indeed independent, the majority of Wal-Mart’s Board and the entire Audit and Compensation, Nominating and Governance Committees will be independent under the NYSE-proposed rules and Sarbanes-Oxley. The Board believes that our independent directors benefit our shareholders with their expertise and varied business experience and provide an ability to view the Company from a broad perspective. However, our independent directors benefit from the counsel of the other directors who are able to provide them with an understanding of the internal workings of the Company and keep them apprised of changes in the retail industry.

      While independent judgment in the boardroom is essential, we believe that it is inadvisable for the Board to sacrifice the experience and wisdom of the directors who would not meet the Proposal’s independence standards. As the Business Roundtable explains: "[H]aving directors with relevant business and industry experience is beneficial to the board as a whole. Directors with such backgrounds can provide a useful perspective on significant risks and competitive advantages and an understanding of the challenges facing the business." See Principles of Corporate Governance May 2002, pg. 9.

      We believe that, as a practical matter, a rigid formula requiring independent directors to make up two-thirds of the Board is inadvisable and impractical. There may be periods when, due to retirements or other resignations of directors in the ordinary course of business, the balance of "independent" and non-"independent" directors could change. Adequate time must be available to locate suitable nominees as replacements, and the Proposal would not allow for these needs. This could result in instability on the Board of Directors and impediments to the business operations of the Company due to the needless resignations and reappointments of directors simply to meet an arbitrary quota.

      The standard of independence presented by the Proposal is more limiting than that prescribed by Sarbanes-Oxley, the NYSE, and the SEC. It is also more limiting than that advocated by many corporate governance "thought leaders," which would permit the Company sufficient flexibility to find and attract talented, well-informed and competent directors, while ensuring that a majority of the Board is independent from management. The Board believes that its current approach provides an appropriate balance between an experienced, knowledgeable, well-qualified board, and an independent-minded decision-making body. We believe the balance that Wal-Mart has struck in the composition of its current Board and committees, within the existing and contemplated regulatory regime, is manifested by its continued success. In the view of the Board, alteration of the composition of the Board, such as that recommended by the Proposal, ultimately may detract from Company performance and decrease shareholder value.

      For the above reasons, the Board recommends that the shareholders vote AGAINST this Proposal.

SHAREHOLDER PROPOSAL NO. 2:
AUDITOR INDEPENDENCE

      RESOLVED: The shareholders of Wal-Mart Stores, Inc. (the "Company") urge the Board of Directors to adopt a policy that in the future the firm that is appointed to be the Company’s independent accountants will only provide audit or audit-related services to the Company and not provide any other services.

SUPPORTING STATEMENT

      New disclosure requirements by the Securities and Exchange Commission required corporations, starting in 2001, to disclose how much they were paying their "independent" auditors for audit work and how much they were paying them for "other" work.

      In our opinion, the results were startling. Surveys by the Wall Street Journal and the Investor Responsibility Research Center each found that, on the average, corporations were paying their "independent" auditors three times more for "other" work than for their audit work. In our opinion, that raised the obvious concern as to how "independent" and objective the auditors really were. This concern was heightened by the subsequent accounting scandals at Enron and WorldCom.

      In response to these accounting concerns, President Bush signed into law the Sarbanes-Oxley Act, which places restriction on the types of non-audit services auditors can render in an effort to reduce the conflict of interests. While the new law is certainly a step in the right direction, in our opinion it does contain a potential and serious loophole. The auditors can still render tax and certain other services as long as they are pre-approved by the audit committee.

      According to this Company’s 2002 proxy statement, it paid its auditors $2,675,000 for audit services, $698,000 for audit related services and $5,585,000 for other services—primarily tax services. In our opinion, such substantial payments for tax services does not provide comfort to shareholders concerned about auditor conflicts of interest.

      It is respectfully submitted that this new Board of Directors could send a positive message to its investors and the public at large by adopting a policy that in the future its auditors would do no other work for the Company other than audit or audit-related work.

WAL-MART’S STATEMENT IN OPPOSITION
TO THE SHAREHOLDER PROPOSAL REGARDING
AUDITOR INDEPENDENCE

      Wal-Mart takes the integrity of its financial statement auditing process seriously. In light of the recent corporate scandals involving a number of public companies, Congress enacted Sarbanes-Oxley, the NYSE proposed new corporate governance listing standards, and the SEC promulgated new rules and regulations to enhance the integrity of the auditing system by, among other things, strengthening the requirements of auditor independence. We will comply with all new applicable laws, NYSE listing standards, and SEC rules and regulations as they become effective. While we believe that Wal-Mart’s outside auditors are and have been independent, we also believe that the new laws, rules, and listing standards will further ensure that this always will be the case.

      The SEC’s rules contain four principles that guide the determination of auditor independence. These principles provide that the Company’s relationship with its auditor or the provision of services cannot: (1) create a mutual or conflicting interest between the auditor and the client, (2) result in the auditor auditing his or her own work, (3) result in the auditor performing management functions, or (4) place the auditor in a position of acting as an advocate for the client. Sarbanes-Oxley strengthens the application of these principles by, among other things, specifically targeting non-audit services provided by an auditor. Sarbanes-Oxley prohibits the provision of certain non-audit services by an audit client where those services present a high degree of risk of conflicts of interest. Specifically, Sarbanes-Oxley prohibits an outside auditor from providing the following non-audit services: bookkeeping; financial information system design and implementation; appraisal or valuation services or fairness opinions or contribution in kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker-dealer, investment advisor, or investment banking services; legal services; and non-audit expert services.

      Sarbanes-Oxley further requires that an audit committee, staffed only by independent directors, pre-approve all audit and "permitted non-audit" services provided by the Company’s outside auditor, subject to a de minimus exception for inadvertent permitted non-audit services. Sarbanes-Oxley also requires detailed disclosure in periodic reports regarding permitted non-audit services approved by the Audit Committee. The rules recently adopted by the SEC will require the Company to disclose for the two most recent years, in its annual report and proxy statement, fees paid to the independent auditor for: (1) audit services, (2) audit related services, (3) tax services, and (4) other services. Additionally, the Company must describe, in qualitative terms, the types of non-audit services provided under the other three categories. The disclosures must include the Audit Committee’s policies and procedures for pre-approval of services by the independent auditor, and the Company must disclose the percentage of de minimus non-audit services that were not pre-approved. This process, overseen by Wal-Mart’s independent Audit Committee, will preserve Wal-Mart’s commitment to auditor independence.

      Wal-Mart’s Board of Directors believes that the laws, rules, and regulations, as well as our independent Audit Committee’s internal oversight procedures, sufficiently protect the integrity of the auditing process and assure the independence of the Company’s independent auditor. Prohibiting the independent auditor from providing certain permitted non-audit services would result in inefficiencies and increased costs to the Company. Conversely, consulting with the independent auditor in connection with certain non-audit related matters of which it has knowledge by virtue of its audit work produces significant cost and time savings. Moreover, as the SEC noted, the provision of some permitted non-audit services by an outside auditor may improve audit quality.

      Research, sponsored by the American Accounting Association, supports this assertion in regard to tax services. This research showed that companies that pay higher levels of tax services fees to their audit firm are associated with substantially lower instances of financial restatements. The Company believes that many tax services are more efficiently conducted by the Company’s outside auditors because of the significant overlap between tax and audit work. In fact, Sarbanes-Oxley specifically permits an outside auditor to perform most tax services for an audit client. As the SEC stated, "tax services traditionally have been viewed as closely related to audit services and as not being in conflict with an auditor’s independence." Of course, such services must still be pre-approved by our independent Audit Committee and disclosed in our periodic reports.

      Wal-Mart’s current practices, together with the enhancements required under the laws, rules, and regulations should provide investors with assurance that the Company’s outside auditor will remain independent from the Company. Prohibiting our Audit Committee, comprised solely of independent directors, from exercising its business judgment and engaging auditors to perform permitted non-audit services when it is cost and time efficient and otherwise prudent to do so, is unnecessary to achieve the Proposal’s stated goal of assuring auditor independence. As such, we do not recommend the adoption of this proposal because we believe that it will impair the Company’s flexibility and create additional expense for the Company.

      For the above reasons, the Board recommends that the shareholders vote AGAINST this Proposal.

SHAREHOLDER PROPOSAL NO. 3:
INDEXED STOCK OPTIONS

      Resolved, that the shareholders of Wal-Mart Stores, Inc. (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support:

      As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. We believe that stock option grants can and do often provide levels of compensation well beyond those merited. Further, we believe that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

      The resolution advocates performance-based stock options. It defines performance-based stock options as indexed options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. It should be noted that there are other forms of indexed options that use other types of market indices. The resolution requests that the Company’s Board ensure that future Company stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

      Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

      At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. We urge your support for this important governance reform.

WAL-MART’S STATEMENT IN OPPOSITION TO
THE SHAREHOLDER PROPOSAL REGARDING
INDEXED STOCK OPTIONS

      Wal-Mart knows that its success depends on the performance of its associates. The shareholder approved Stock Incentive Plan of 1998 (the "Plan"), of which stock options are a crucial component, is designed, in part, to:

  Provide fair compensation to executives based on their performance and contribution to Wal-Mart;

  Provide incentives to attract and retain key executives; and

  Instill a long-term commitment to Wal-Mart and develop pride and a sense of Company ownership, all in a manner that promotes shareholder interests.

      The Compensation, Nominating and Governance Committee (the "Committee"), which is composed entirely of independent directors as defined under the NYSE’s current and proposed listing standards, annually reviews and approves compensation for executive officers, and uses various compensation methods to provide a compensation structure that takes into account both Wal-Mart’s overall performance and the executive’s contribution to that performance.

      Stock options granted at fair market value of the stock at the date of the grant are inherently performance-based because the holder of stock options receives no benefit unless Wal-Mart’s stock price rises after the date of the stock option grant. Under the Plan as administered, the stock option exercise price is equal to 100% of the closing sales price of Wal-Mart shares on the date of the grant, and in certain situations the exercise price is 110% of the closing sales price. As such, the Plan enforces the goal of future performance by basing the value of the award on the future success of the Company rather than making the award instantly valuable. Additionally, grants of stock options under the Plan traditionally are subject to a vesting period. Therefore, awards of stock options under the Plan not only enforce the desire for the future success of the Company, but assure the executive’s long-term commitment to the Company.

      The Plan also provides executives with an incentive for superior individual performance by tying the amount of stock options granted each executive to an evaluation of the executive’s performance. Rather than rewarding an executive merely for the performance of the stock market, the industry peer group, or the Company in relation to such a group, Wal-Mart’s stock option policy aims to reward executives for their specific and individual performance.

      The Proposal’s stated objective is to implement a merit-based executive stock option policy. However, under the Proposal’s stock option policy, the exercise price of existing stock options would be adjusted based on a predetermined and rigid formula, which ignores individual executive performance.

      In addition, the Company’s current executive stock option policy provides the Committee with the flexibility to award stock options in a manner that permits the Company to attract and retain executive talent. Constraining the ability of the Committee to fashion stock option policies in the manner it believes necessary to attract and retain talented executives will impinge on the Company’s continued success. This is especially true if our competitors do not follow the same restrictive policies. As such, we do not recommend adoption of the Proposal because it would undermine and distort the current performance-based compensation structure and unduly restrict the independent Committee from performing its important role, which ultimately would decrease shareholder value.

      For the above reasons, the Board recommends that the shareholders vote AGAINST this Proposal.

SHAREHOLDER PROPOSAL NO. 4:
GENETICALLY ENGINEERED
FOOD PRODUCTS

      RESOLVED: Shareholders request that our Board review the Company’s policies for food products containing genetically engineered (GE) ingredients and report to shareholders by March 2004. This report, developed at reasonable cost and omitting proprietary information, would identify the risks, financial costs (including opportunity costs) and benefits, and environmental impacts of the continued use of GE-ingredients in food products sold or manufactured by the company.

Supporting Statement

There continue to be indicators that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

  The National Academy of Sciences (NAS) report (8/2002) Animal Biotechnology: Science-Based Concerns cautions that the current regulatory system is inadequate to address "potential hazards, particularly in the environmental area." (p.14). Environmental problems from accidentally released transgenic animals such as fish or pigs could be difficult to identify and more difficult to remedy;

  The NAS report, Genetically Modified Pest-Protected Plants, recommends improved methods for identifying potential allergens in genetically engineered pest-protected plants and found the potential for gaps in regulatory coverage (4/2000);

  The NAS report The Environmental Effects of Transgenic Plants calls for "significantly more transparent and rigorous testing and assessment" of GE-plants (2/2002);

  For human health and environmental concerns, the European Union has proposed regulations to phase out by 2005 antibiotic-resistant marker genes, widely used to develop GE seeds.

Markets for GE-foods are threatened by extensive resistance:

  Upon ratification by 50 countries, the Biosafety Protocol, signed by over 100 countries, will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain" GEOs. Countries can decide whether to import those commodities based on a scientific risk assessment.

We urge that this report:

(1)	identify the scope of the Company’s products that are derived from/contain GE ingredients;
(2)	outline a contingency plan for sourcing non-GE ingredients should circumstances so require;
(3)	cite evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

WAL-MART’S STATEMENT IN OPPOSITION TO
THE SHAREHOLDER PROPOSAL REGARDING
GENETICALLY ENGINEERED FOOD PRODUCTS

      We believe that the safety and quality of the products we sell are critical to the well-being and satisfaction of our customers as well as our reputation and success in the competitive retail industry. If we believe that any of the food products we sell are unsafe, for any reason, we will not sell those products. The Company will comply fully with all laws, rules, and regulations relating to genetically engineered ("GE") ingredients in food products in the United States and other countries.

      With respect to the United States, the U.S. Food & Drug Administration (the "FDA") is the primary federal agency that oversees the safety of food and drugs. The FDA has been reviewing genetically modified foods since 1992. The U.S. Department of Agriculture ("USDA") has reviewed the safety of bioengineered plants since 1987, and the U.S. Environmental Protection Agency (the "EPA") has been doing the same with respect to pesticidal plants since approximately 1993. None of these federal agencies found any of the food products that we currently sell to be unsafe or to pose health risks to our customers. Moreover, in a May 2002 report to the U.S. Congress, the U.S. General Accounting Office stated that "[genetically modified] foods pose the same types of inherent risks to human health as conventional foods . . . ." The GAO’s report also stated:

While some [GE] foods have contained allergens, toxins, and antinutrients, the levels have been comparable to those foods’ conventional counterparts. In evaluating [GE] foods, scientists perform a regimen of tests. Biotechnology experts whom we contacted agree that this regimen of tests is adequate in assessing the safety of [GE] foods.

The text of this report is available at http://www.gao.gov/new.items/d02566.pdf.

      Research by the primary federal agencies responsible for regulating GE food products indicates that the GE food products sold in the U.S. are safe. We support the efforts of these government agencies in overseeing the safety of our products and will continue to comply with all government regulations applicable to the products that we sell.

      The proposal requests that we "identify the risks, financial costs (including opportunity costs) and benefits, and environmental impacts of the continued use of GE-ingredients in food products sold or manufactured by the company." The scope of the report requested by the proposal would make it extremely difficult, costly and time-consuming for us to produce with no discernable benefit to our customers, associates, or shareholders. Essentially, the proposal asks the Company to take on the functions of the FDA, EPA, and USDA in monitoring and regulating products containing GE ingredients.

      The Proposal states that the requested report should: "(1) identify the scope of the Company’s products that are derived from/contain GE ingredients; (2) outline a contingency plan for sourcing non-GE ingredients should circumstances so require; (3) cite evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof actually are safe for humans, animals and the environment." With regard to the first point, food producers often do not specify to our suppliers the ingredients used to make their products by the source, variety, geography, or method of cultivation of the crops. Therefore, it would be very difficult for our quality assurance program to monitor accurately what ingredients are in all of the products we buy from suppliers for resale to our customers.

      As to the second point, it would be difficult and costly to identify alternative non-GE ingredients because, due to the widespread use of genetic engineering of food products in the U.S. today. According to the American Bakers Association Biotechnology Position Statement, which was released in September 2001, "[i]t is physically impossible to segregate streams of grain without some co-mingling [of GE and non-GE grain] taking place." With respect to the third point, there is currently no available evidence of long-term safety testing of GE ingredients. In addition, according to the scientists and regulatory officials the GAO contacted, no scientific evidence is available suggesting that long-term harm results from these GE foods.

      Therefore, requiring the Company to produce the requested report would involve a large expenditure of time and resources that would not, in the Board’s view, produce a meaningful report, and which would put the Company at a competitive disadvantage and harm shareholder value.

      For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

SHAREHOLDER PROPOSAL NO. 5:
EQUAL EMPLOYMENT OPPORTUNITY REPORT

      Equal employment opportunity is an important issue for corporate shareholders, employees and management, especially as the workforce becomes more diverse. According to the bipartisan Glass Ceiling Commission report, a positive diversity record makes a positive impact on the bottom line.

      Yet, while women and minorities comprise two-thirds of our population and 57% of the United States workforce, the Commission found that they represent little more than 3% of executive-level positions. And various projections indicate that women and minorities will constitute 62% of the workforce by 2005.

      Workplace discrimination has created a significant burden for shareholders due to the high cost of litigation and potential loss of government contracts. Such litigation also damages corporate and industry images. In the pharmaceutical, petroleum and retail industries discrimination lawsuits have resulted in a financial impact on shareholders that adds up to billions of dollars.

      The Glass Ceiling Commission recognized that "public disclosure of diversity data – specifically, data on the most senior positions – is an effective incentive to develop and maintain innovative, effective programs to break the glass ceiling barriers." The Commission recommended that both the public and private sectors work toward increased public disclosure of diversity data.

      "Accurate data on minorities and women can show where progress is or is not being made in breaking glass ceiling barriers," observed the Commission.

      More than 200 major U.S. corporations disclose EEO-1 reports to their shareholders. Among these companies are many who have experienced large racial and gender discrimination lawsuits; for example, Texaco, Shoney, Denny, Smith Barney and Coca Cola. Today virtually every industry can claim some corporations who provide these reports to their shareholders. As an example, some institutions in the financial industry that have disclosed comprehensive EEO-1 data are Bank of America, Bank of New York, Citigroup, Wachovia, Merrill Lynch and JPMorgan Chase.

      RESOLVED: The shareholders request our company prepare a report, at reasonable cost and omitting confidential information, within four months of the annual meeting, including the following:

  A chart identifying employees according to their sex and race in each of the nine major EEOC-defined job categories for the last three years, listing either numbers or percentages in each category

  A summary description of any affirmative action policies and programs to improve performances, including job categories where women and minorities are underutilized

  A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or belong to ethnic minorities

  A general description of how our company publicizes its affirmative action policies and programs to merchandise suppliers and service providers

WAL-MART’S STATEMENT IN OPPOSITION TO
THE SHAREHOLDER PROPOSAL REGARDING
EQUAL EMPLOYMENT OPPORTUNITY REPORT

      Respect for the individual is one of Wal-Mart’s core beliefs. This philosophy is an essential part of our commitment to provide equal opportunity in employment and for the advancement of women and minorities. The Company is committed to full compliance with all fair employment and civil rights laws, and the Company reaffirms this commitment in its policies and actions. It is our policy to recruit, hire, train, promote, and provide other conditions of employment without regard to race, color, age, gender, religion, disability, national origin, or veteran status. Additionally, we extend our policies, of valuing diversity and respecting the individual beyond our workplace, to our relationships with suppliers and the communities we serve.

      At Wal-Mart, we embrace diversity at all levels within our organization. We believe that success requires both an environment where people are respected and valued, and a talented workforce that represents our diverse customer base. With more than one million associates nationwide, Wal-Mart is the fastest growing and largest private employer in the United States. More importantly, we are proud to be the largest private employer of African-Americans and Hispanics in the United States.

      Some of our notable recognitions include: the 2002 Ron Brown Award, which is the highest Presidential Award that recognizes outstanding achievement in employee relations and community initiatives; Wal-Mart’s appointment to the 2002 Corporate Advisory Board by The Organization of Chinese Americans; the Hispanic National Bar Association’s "2002 Corporate Partner of the Year" award for our consistent support and best practices in the area of diversity; and the prestigious 2001 Billion Dollar Roundtable Award for spending more than $1 billion with minority-owned businesses over a two-year period.

      Wal-Mart’s commitment to diversity and fair treatment of all associates is evident in the training we provide to associates. Each associate receives training through several different media including personnel orientation, sponsorships for new-hires, store meetings, on-the-job training, corporate video broadcasts, and the Wal-Mart intranet. In addition, we have developed computer-based training programs for topics including diversity awareness, discrimination, sexual harassment, and inappropriate behavior. Each program explains the applicable laws and Wal-Mart’s policies in support of those laws. Wal-Mart also maintains a toll-free Ethics Hotline (1-800-WMETHIC) through which associates can report discrimination or harassment.

      Wal-Mart also developed programs to assist in the fulfillment of the Company’s diversity goals. The Leadership Express and Women in Leadership programs are among the most notable programs the Company has implemented. The Leadership Express program is a mentoring program that was developed to assist the Company in identifying and developing our future leaders. The Women in Leadership program prepares female management associates for future leadership opportunities. Furthermore, Wal-Mart participates in job fairs, college recruiting and internship programs in its efforts to identify and attract diverse candidates for employment.

      This shareholder proposal is substantially the same as proposals that Wal-Mart’s shareholders rejected four times over the past eight years. In part, the proposal requests a chart similar to Form EEO-1, which the Company and other private employers prepare and file on a confidential basis with the Equal Employment Opportunity Commission each year. Wal-Mart does not believe that publicizing this data, which could be manipulated or misinterpreted by those with interests adverse to Wal-Mart, would meaningfully further the goal of equal employment opportunity. Indeed, Wal-Mart informs its shareholders, suppliers and the general public of its diversity philosophy and programs through a Diversity Brochure, which is available to anyone upon request. As stated in the pamphlet, "We are committed to ensuring a diverse workplace that provides opportunities for growth and development."

      Wal-Mart’s commitment to equal employment opportunity is exemplified by our existing internal and external communications and programs. The time and expense involved in producing the reports requested by the proponents neither furthers the Company’s equal employment efforts nor is it a prudent use of the Company’s resources. Therefore, the preparation of a report as requested by the proponents is not in the best interests of the shareholders.

      For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

SHAREHOLDER PROPOSAL NO 6:
INTERNATIONAL LABOR
ORGANIZATION STANDARDS

      Whereas, Wal-Mart Stores currently has extensive overseas operations, and

      Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

      Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

      Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

      Whereas, these standards incorporate the conventions of the United Nation’s International Labor Organization (ILO) on workplace human rights which include the following principles:

1)	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)
2)	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)
3)	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)
4)	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)
5)	There shall be no use of child labor. (ILO Convention 138), and,

      Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

      Therefore, be it resolved that shareholders request that the company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.

Supporting Statement

      The New York City Employees Retirement System, the New York City Teachers Retirement System, and investors affiliated with the Interfaith Center on Corporate Responsibility, believe that the adoption of this resolution will benefit the company by helping to ensure that it is not associated with human rights violations in the workplace. We urge you to vote FOR this proposal.

WAL-MART’S STATEMENT IN OPPOSITION
TO THE SHAREHOLDER PROPOSAL
REGARDING INTERNATIONAL LABOR
ORGANIZATION STANDARDS

      Wal-Mart has long supported human rights in the workplace. This support is reflected in the policies and procedures that we have in place, such as our Supplier Standards, our Factory Certification process, and our audit procedures. Wal-Mart believes that the conduct of its suppliers affects its reputation. As a result, Wal-Mart requires its suppliers, at a minimum, to comply fully with the following standards:

  Compliance with applicable laws: All suppliers must comply with the legal requirements and standards of their industry under the laws of the jurisdictions in which the suppliers are doing business, including the labor and employment laws of those jurisdictions, and any applicable U.S. laws.

  Forced Labor/Prison Labor: Wal-Mart will not accept products from suppliers who utilize, in any manner, forced labor or prison labor in the manufacture or in the contracting, subcontracting, or other relationships for the manufacture of their products.

  Child Labor: Wal-Mart will not accept products from suppliers who utilize, in any manner, child labor in the contracting, subcontracting, or other relationships for the manufacture of their products.

  Discrimination/Human Rights: Wal-Mart favors suppliers who have a social and political commitment to basic principles of human rights and who do not discriminate against their employees in hiring practices or any other term or condition of work, on the basis of race, color, national origin, gender, religion, disability, or other similar factors.

  Compensation: All suppliers must fairly compensate their employees by providing wages and benefits that are in compliance with the laws of the jurisdictions in which they are doing business or which are consistent with the prevailing local standards, if higher than required by the law of the jurisdiction.

  Hours of Labor: Suppliers must maintain reasonable employee work hours in compliance with local standards and applicable laws.

  Workplace Environment: Wal-Mart will not do business with any supplier that provides an unhealthy or hazardous work environment or that utilizes mental or physical disciplinary practices.

  Concern for the Environment: Wal-Mart encourages suppliers to reduce excess packaging and to use recycled and non-toxic materials whenever possible.

  Wal-Mart Gratuity Policy: Wal-Mart prohibits the solicitation, offering, or acceptance of any gifts, gratuities, or any form of "pay off" or facilitation fee as a condition of doing business with Wal-Mart.

      To ensure compliance with these Supplier Standards, Wal-Mart engages in a rigorous factory certification process before purchasing merchandise from a supplier’s factory, and the Company will not buy goods produced by factories that have been denied certification. To assure continuing compliance with the Supplier Standards after factory certification, Wal-Mart audits its suppliers by engaging in on-site visits, reviewing personnel, time and pay records; and conducting private, personal interviews with workers. Wal-Mart inspects factories at least annually to ensure compliance with the terms and conditions set forth in our Supplier Standards.

      Recently, the Company adopted a simple color-coded system to ensure the effectiveness of the certification process. Factories coded "green" are compliant factories. We advise a factory receiving a "yellow" rating of minor noncompliance issues, and we re-audit within 120 days. Factories that are coded "red" have several noncompliance issues, and Wal-Mart will not place orders with the factory unless the factory corrects the issues within 60 days. If Wal-Mart discovers serious noncompliance issues, the factory fails the certification process, and Wal-Mart cancels all orders from that factory. If a supplier places a second order from a factory that has been denied certification, Wal-Mart cancels all orders from that supplier in the country where the factory is located. In the event of a third occurrence, Wal-Mart may terminate the relationship with the supplier on a global basis.

      Wal-Mart is proud of its Supplier Standards, factory certification process, and audit procedures, and the Company strives continually to improve its program. For example, our factory certification team now has trained country specialists handling audit reports and answering suppliers’ questions about noncompliance issues and corrective action, and our in-country audit team members are required to be conversant in the local language of any location they audit. In addition, Wal-Mart views supplier education as an integral component to assuring remediation of factory issues and assisting production partners with compliance issues related to our Supplier Standards.

      Wal-Mart’s Supplier Standards, factory certification process, and audit procedures show the Company’s commitment to workplace human rights and to the communities where our suppliers’ factories are located. Wal-Mart already has implemented and committed itself to a code of conduct, which makes approval of this Shareholder Proposal unnecessary.

      For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

SHAREHOLDER PROPOSAL NO 7:
REGARDING SHAREHOLDER APPROVAL OF
PARTICIPATION IN THE OFFICER DEFERRED
COMPENSATION PLAN

      RESOLVED: The shareholders of Wal-Mart Stores, Inc. (the "Company") urge the Board of Directors (the "Board") to seek shareholder approval of future senior executive participation in the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan (the "Deferred Compensation Plan"). The Board shall implement this policy in a manner that does not violate any existing employment agreement or executive compensation plan.

Supporting Statement

      In 1993, Congress passed legislation eliminating the tax deductibility of executive pay over $1 million unless such pay was performance-based. The intent of this legislation was to ensure that high levels of executive pay are correlated with company performance. To maximize this tax deduction, our Company’s President and CEO H. Lee Scott, Jr. has deferred receipt of his base salary in excess of $1 million until after his retirement.

      The Deferred Compensation Plan is unfunded and payable out of the Company’s general assets, and for this reason the associated liabilities can be significant. Because participating executives are eligible to defer up to 100 percent of their salary and bonus, significant levels of executive compensation may be deferred under this plan. Moreover, the interest credited on this deferred compensation can amount to a significant portion of participating executives’ total pay.

      Each year, the interest rate is determined at the sole discretion of the Board’s Compensation Committee. Although the Company does not disclose the interest rate in its 2002 proxy statement, former President and CEO David D. Glass received $400,163 in above market interest in the fiscal year ending January 31, 2002. According to the Wall Street Journal, the market interest rate as of December 2001 was 6.08% (Buried Treasure: Well-Hidden Perk Means Big Money for Top Executives, October 11, 2002).

      In our opinion, paying above-market interest rates on executives’ deferred salaries undermines the goal of linking executive pay to company performance. Because executive compensation over $1 million must be performance-based in order to be tax deductible, we believe the rate of return on deferred compensation should also be performance-based. For example, executive deferred compensation accounts could be tied to the Company’s stock price.

      Paying above-market interest rates increases the cost of the Company’s executive deferred compensation plans to shareholders. To help ensure that these plans are designed in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

WAL-MART’S STATEMENT IN OPPOSITION TO
THE SHAREHOLDER PROPOSAL
REGARDING SHAREHOLDER APPROVAL
OF PARTICIPATION IN THE OFFICER DEFERRED
COMPENSATION PLAN

      Attracting and retaining qualified officers and motivating them to contribute to the success of the Company depends in part on our ability to remain competitive with other major corporations and their compensation policies. The Officer Deferred Compensation Plan (the "Plan") is an important part of Wal-Mart’s overall compensation program for officers. The purposes of the Plan are to (a) attract and retain the valuable services of certain officers; (b) recognize, reward, and encourage contributions by these officers to the success of the Company; and (c) enable officers to defer certain compensation and to be credited with a fair and attractive rate of earnings with respect to those amounts. In addition, the Plan has the benefit of instilling a long-term commitment to Wal-Mart through incentive payments based on continuous employment over ten and fifteen-year periods.

      The proposal implies that the Plan constitutes a significant expense to Wal-Mart. This is not the case. In addition to providing the benefits to our officers described above, the Plan provides important benefits to Wal-Mart. When officers agree to defer a portion of their compensation under the Plan, the Company gains a tax advantage when non-performance based compensation would not otherwise be deductible by the Company. By paying these amounts later, the Company receives a future tax deduction that it would not receive if it paid those amounts in the current year. Moreover, officers who defer compensation are, in essence, providing the Company with a loan. As a result, the interest paid to the officer is deductible, and the deferral earns the Company the right to deduct the principal amount in the future rather than lose the deduction under the present tax structure.

      The Compensation, Nominating and Governance Committee (the "Committee") of our Board oversees Wal-Mart’s compensation programs. The Committee consists of directors who are not officers or employees of the Company and who do not receive compensation from the Company other than in their capacity as directors. Thus, no member of the Committee has a personal interest in the compensation decisions made by the Committee, and the Committee acts in the best interests of the shareholders. To implement fully the purposes of the Plan and our compensation strategy generally, it is crucial that the Committee continue to have the flexibility to use its best judgment in implementing and modifying the Company’s compensation programs. Adoption of the proposal would limit this flexibility and damage the ability of the Committee and our Board to use their judgment to compensate our officers in a manner that is in the best interests of Wal-Mart and our shareholders.

      For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

SUBMISSION OF SHAREHOLDER
PROPOSALS AND DIRECTOR NOMINATIONS

      If you want to present a proposal for possible inclusion in the Company’s 2004 proxy statement, send the proposal to Thomas D. Hyde, Secretary of the Company, 702 S.W. 8th Street, Bentonville, Arkansas 72716, by registered, certified, or express mail. Proposals must be received on or before Saturday, December 13, 2003.

      The Company carefully considers all proposals and suggestions from shareholders. If a proposal is clearly in the best interests of Wal-Mart and its shareholders, the Company will implement it without including it in the proxy statement, unless a shareholder vote is required by law.

      If you want to recommend a director candidate, please write to Thomas D. Hyde, Secretary of the Company, at the address set forth above, providing the recommended candidate’s name, biographical information, and qualifications. Wal-Mart’s management will forward information about the most highly qualified candidates to the Compensation, Nominating and Governance Committee for consideration.

OTHER MATTERS

      The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If any other matter is properly brought before the meeting, proxy holders will have discretion to vote on the matter unless written notice of that matter was delivered or mailed to and received by Thomas D. Hyde, Secretary of the Company, between February 26 and March 23, 2003. Further requirements for such notice are set forth in the Company’s By-laws, a copy of which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended January 31, 1994. That document is located in the Securities and Exchange Commission’s Public Reference Room in Washington, D.C. in the Securities and Exchange Commission’s file no. 1-6991.

By Order of the Board of Directors

Thomas D. Hyde
Secretary

Bentonville, Arkansas
April 15, 2003

ATTACHMENT A

WAL-MART STORES, INC.
MANAGEMENT INCENTIVE PLAN
(As amended and restated effective February 1, 2003)

1. GENERAL
1.1	Purpose. The purpose of the Wal-Mart Stores, Inc. Management Incentive Plan ("MIP") is to advance the interests of the shareholders of the Company by providing performance-based incentives to eligible management associates.
1.2	Effective Date. The MIP, which was originally called the Wal-Mart Stores, Inc. Management Incentive Plan of 1998, was originally effective February 1, 1998. The MIP is hereby amended and restated, effective for the Fiscal Year beginning February 1, 2003, subject to the approval of the Company’s shareholders, and shall remain effective for each subsequent Performance Period until terminated by the Board.
1.3	Compliance with Section 162(m).
(a)	To the extent awards to Covered Employees are intended to be "qualified performance-based compensation" under Section 162(m), the material terms of the performance goals under which nondiscretionary Incentive Awards are paid (and any material changes in material terms) shall be disclosed to and approved by the Company’s shareholders in a separate vote. Material terms include (i) the eligible employees specified in Section 3.1, (ii) the Performance Measures pursuant to which the Performance Goals specified pursuant to Section 2.11 are set, and (iii) the maximum nondiscretionary Incentive Plan Award under Section 4.2(b).
(b)	Unless sooner required by Section 4.1(c), material terms shall be redisclosed to and reapproved every five years by the Company’s shareholders in a separate vote. If applicable laws change to permit Committee discretion to alter the governing performance measures without conditioning deductibility on obtaining shareholder approval (or reapproval) of any changes, the Committee shall have sole discretion to make changes without obtaining shareholder approval or reapproval.
(c)

Whenever the Committee determines that it is advisable to grant or pay Incentive Plan Awards that do not qualify as "qualified performance-based compensation," the Committee may make grants or payments without satisfying the requirements of Section 162(m).

2. DEFINITIONS
2.1	"Board" means the Board of Directors of the Company.
2.2	"Committee" means the Compensation, Nominating and Governance Committee of the Board, or other committee designated by the Board as the "Committee" under the

MIP. With respect to Covered Employees for whom the MIP is intended to provide "qualified performance-based compensation," any Committee must consist of two or more persons each of whom are "outside directors" within the meaning of Section 162(m). To the extent the Committee delegates authority pursuant to Section 5.2, references to the Committee in the MIP shall, as appropriate, be deemed to refer to the Committee’s delegate.
2.3	"Company" means Wal-Mart Stores, Inc. and any successor thereto that adopts the Plan.
2.4	"Covered Employee" has the meaning of term under Section 162(m)(3).
2.5	"Employer" means the Company and any Related Affiliate that employs a Participant.
2.6	"Fiscal Year" means the 12-month period beginning on each February 1 and ending on the following January 31.
2.7	"Incentive Percentage" means the percentage of a Participant’s rate of salary in effect for the last full payroll period of the Performance Period to be paid as an Incentive Plan Award if the specified Performance Goals are achieved. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement of different levels of the Performance Goals. Solely with respect to Covered Employees, for any Performance Period for which the MIP is intended to provide "qualified performance-based compensation," the Incentive Percentages must be established by the Committee no later than 90 days after the beginning of the Fiscal Year for which the Incentive Plan Award pertains (or, in the case of a Performance Period other than a Fiscal Year, no later than the date 25% of the Performance Period has elapsed) and while the attainment of the Performance Goals is substantially uncertain.
2.8	"Incentive Plan Award" means an annual incentive compensation award under the MIP, payment of which is contingent and based upon the attainment of the Performance Goals with respect to a Performance Period.
2.9	"MIP" means the Wal-Mart Stores, Inc. Management Incentive Plan, as amended and restated herein, and as it may be amended from time to time.
2.10	"Participant" means an associate of an Employer participating in the Plan for a Performance Period as provided in Section 3.1.
2.11	"Performance Goals" means the pre-established objective performance goals established by the Committee for each Performance Period. Solely with respect to Covered Employees, for any Performance Period for which the MIP is intended to provide "qualified performance-based compensation," Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals pertain (and in the case of a Performance Period other than a Fiscal Year, no later than the date 25% of the Performance Period has elapsed) and while the attainment of the Performance Goals is substantially uncertain. The Performance Goals may be based upon the performance of the Company, of any Related Affiliate, of a division thereof, or of an individual Participant, using one or more of the Performance Measures selected by the Committee. Separate Performance Goals may be established by the Committee for the Company or a Related Affiliate, or division thereof, or an individual. The Performance Goals shall include a threshold Performance Goal under which no Incentive Plan Awards shall be paid if the threshold goal is not achieved. With respect to Participants who are not Covered Employees, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at time of grant to be "qualified performance-based compensation." Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index.
2.12	"Performance Measure" means one or more of the following criteria, on which Performance Goals may be based, subject to Section 4.1(a): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes ("EBIT") or before or after interest, taxes, depreciation and amortization ("EBITDA"); (b) gross or net revenue, or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements;

(z) average inventory turnover; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (cc) employee diversity goals; (dd) employee turnover; (ee) specified objective social goals; or (ff) safety record.
2.13	"Performance Period" means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee.
2.14	"Section 162(m)" means section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.
2.15	"Related Affiliate" means a business or entity that is, directly or indirectly, controlled by the Company.
3. PARTICIPATION
3.1	Eligibility. Associates eligible to participate in the MIP shall consist of officers and other management associates of an Employer whom the Committee determines have the potential to contribute significantly to the success of the Company and its Related Affiliates. For each Performance Period the Committee shall determine which officers and other management associates shall participate in the MIP. For any Performance Period for which Incentive Plan Awards are intended to be "qualified performance-based compensation," under Section 162(m), the Committee shall designate the Covered Employees eligible to participate in the MIP no later than the 90th day of the Fiscal Year (or, in the case of a Performance Period other than a Fiscal Year after no later than the date 25% of the Performance Period has elapsed).
"Unless determined otherwise by the Committee, associates shall not be eligible to participate in the MIP for any period they are participating in any other incentive program maintained by the Company or any other Related Affiliate. At any time, including during a Performance Period, the Committee may add additional classes or delete classes of associates for participation in the Plan as it deems appropriate for the Performance Period, except that payment of an Incentive Plan Award due to any change, to the extent the Incentive Plan Award would not be deductible if paid in the ordinary course, shall be deferred until the Incentive Plan Award is deductible.
4. INCENTIVE PLAN AWARDS
4.1	Determination of Incentive Plan Awards.
(a)	The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but shall be adjusted by the Committee to take into account the effect of the following: changes in accounting standards that may be required by the Financial Accounting Standards Board after the Performance Goal is established; realized investment gains and losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; investment returns relating to investment vehicles which are unaffiliated with a Company or divisional operating strategy; and other items as the Committee determines to be required so that the operating results of the Company, division, or a Related Affiliate shall be computed on a comparative basis from Performance Period to Performance Period. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data.
(b)	Unless the Committee provides otherwise when establishing the Performance Goal, if the Company fails to achieve its threshold Performance Goal, no Incentive Plan Award shall be paid even if any applicable threshold division Performance Goal has been achieved. Similarly, unless provided otherwise by the Committee when establishing the Performance Goal, if the Company fails to achieve its threshold Performance Goal, no Incentive Plan Award shall be paid even if any individual Performance Goal has been satisfied. Participants whose Incentive Plan Award is based on the attainment of Company Performance Goals and division/individual Performance Goals shall earn the Company portion of the Incentive Plan Award if the Company attains its Performance Goals, even if the division/individual Performance Goals are not achieved.
4.2	Eligibility and Amount of Incentive Plan Award.
(a)	To be eligible for payment of any Incentive Plan Award, the Participant must: (i) be employed by the Company or a Related Affiliate on the last day of the Performance Period to which the award pertains, unless termination is due to the Participant’s death; (ii) have performed the Participant’s duties to the satisfaction of the Committee; (iii) have not engaged in any act deemed by the Committee to be inimical to the best interest of the Company or a Related Affiliate; and (iv) otherwise complied with Company and Employer policies at all times prior to the date the Incentive Plan Award is actually paid. No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above. The Committee may, in its sole discretion, reduce, eliminate or increase any Incentive Plan Award for any individual or group, except that the amount of any Incentive Plan Award intended to be "qualified performance-based compensation" may not be increased above the amount determined under Section 4.1.

(b)	The Incentive Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant’s rate of base salary in effect for the last full payroll period of the Performance Period to which the Incentive Plan Award pertains. In no event, however, will an Incentive Plan Award for a Covered Employee exceed $20,000,000 for a Fiscal Year Performance Period (or in the case of a Performance Period other than a Fiscal Year, an amount that bears the same ratio to $20,000,000 as the Performance Period bears to a Fiscal Year). In the event of a Participant’s death, the Incentive Plan Award shall be prorated based upon the number of full payroll periods worked in a MIP position for the Performance Period.
(c)	The Committee shall have the discretion and authority to make adjustments to any Incentive Plan Award in circumstances where, during the Performance Period: (i) a Participant leaves the Employer and is rehired as a Participant; (ii) a Participant is hired, promoted or transferred into a position eligible for MIP participation; (iii) a Participant transfers between eligible MIP positions with different Incentive Percentages or Performance Goals; (iv) a Participant transfers to a position not eligible to participate in the MIP; (v) a Participant becomes eligible for an incentive from another incentive plan maintained by the Company or Related Affiliate; (vi) a Participant is on a leave of absence; and (vii) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the MIP; provided however, that the Committee shall not be authorized to increase the amount of the Incentive Plan Award payable to a Covered Employee that would otherwise be payable under the terms of the MIP if the amount was intended to be "qualified performance-based compensation."
4.3	Payment of Award. Incentive Plan Awards will be paid by the Participant’s Employer in cash or cash equivalent by April 15 following the applicable Performance Period to which the award pertains, but in no event prior to certification by the Committee as provided in Section 4.1. If any portion of an Incentive Plan Award payable to a Covered Employee that is intended to be "qualified performance-based compensation" for any reason is not deductible, payment of that portion shall, at the Committee’s discretion, be deferred until the earliest date it may be paid and deducted. Further, if the Participant is on administrative suspension at the time payment would otherwise be made, payment shall be delayed until the matter is resolved by the Employer. No payment in that event or any event shall be made if the Committee determines the qualification requirements of Section 4.2.(a) have not been satisfied by the Participant. No absolute right to any Incentive Plan Award shall be considered as having accrued to any Participant prior to the payment of the Incentive Plan Award.
5. ADMINISTRATION
5.1	Administration. The MIP shall be administered by the Committee. Subject to the provisions of the MIP, the Committee shall have full discretionary authority to administer and interpret the MIP, to exercise all powers either specifically granted to it under the MIP or as are necessary or advisable in the administration of the MIP, to decide the facts in any case arising under the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, to require performance reports on which it can base its determinations under Section 4.1, and to make all other determinations necessary or advisable for the administration of the MIP, all of which shall be binding on all persons, including the Company, Related Affiliates, the Participants (or any person claiming any rights under the MIP from or through any Participant), and any shareholder of the Company. The Committee’s administration of the MIP, including all rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and its shareholders, Related Affiliates and all associates of any Employer, including Participants and their beneficiaries. A majority of the Committee shall constitute a quorum, and, provided a quorum is present, the Committee shall act pursuant to a majority vote of those present or by unanimous written consent. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Incentive Plan Award.
5.2	Delegation. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members, may delegate all or any part of its responsibilities and powers for administering the MIP to one or more persons as the Committee deems appropriate, and at any time revoke the allocation or delegation; provided however, the Committee may not delegate its responsibilities under the Plan relating to any Covered Employee’s Incentive Plan Award intended to be "qualified performance-based compensation" to the extent delegation is prohibited under Section 162(m).
6. MISCELLANEOUS
6.1	Amendment and Termination.
(a)	The Board may at any time amend or terminate the MIP (in whole or in part) without the approval of the shareholders of the Company, except as otherwise provided in this Section 6.1. Neither the Company nor any Related Affiliate is obligated to continue this MIP.
(b)

Any amendment to the MIP that changes the class of associates of an Employer eligible to participate, changes the Performance Goals, Performance Measures or Incentive Percentage, or increases the maximum dollar amount that may be paid to a Participant for a

Performance Period shall not be effective with respect to Incentive Plan Awards to Covered Employees intended to be "qualified performance-based compensation" unless the amendment is approved by shareholders as provided in Section 1.3 before the Incentive Plan Award is paid.
6.2	Effect of Incentive Plan Awards on Other Compensation.
(a)	Awards shall not be considered eligible pay under other plans, benefit arrangements, or fringe benefit arrangements of the Company or a Related Affiliate, unless otherwise provided under the terms of other plans.
(b)	To the extent provided in the applicable benefit plan or benefit arrangement of the Company or a Related Affiliate, amounts payable as Incentive Plan Awards will be reduced in accordance with the Participant’s compensation reduction election, if any, in effect under other plans at the time the Incentive Plan Award is paid.
6.3	No Guarantee, No Funding. The payment of an Incentive Plan Award for any Performance Period does not guarantee any person eligibility for or payment of an Incentive Plan Award for any other Performance Period. Incentive Plan Awards shall be paid solely from the general assets of the Participant’s Employer, to the extent the payments are attributable to services for the Employer. To the extent any person acquires a right to receive payments from an Employer under the MIP, the right is no greater than the right of any other unsecured general creditor.
6.4	Tax Withholding. The Participant’s Employer shall have the right to deduct from all payments made under the MIP any federal, state or local taxes required by law to be withheld with respect to the payments.
6.5	Governing Law. The Plan and all rights to an Incentive Plan Award hereunder shall be construed in accordance with and governed by the laws of the State of Arkansas, except that any matters relating to the internal governance of the Company shall be governed by the General Corporation Law of the State of Delaware.
6.6	Awards Not Transferable. Subject to Section 6.8, a Participant’s rights and interest under the MIP may not be assigned or transferred. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the Employer’s obligation under the MIP to pay Incentive Plan Awards with respect to the Participant.
6.7	Employment. Neither the adoption of the MIP nor its operation shall in any way affect the rights and power of the Company or any Related Affiliate to dismiss or discharge any Participants. The MIP is not a contract between the Company or any Related Affiliate and any associate of the Company or Related Affiliate or Participant.
6.8	Death. In the event of a Participant’s death prior to the payment of any Incentive Plan Award to which the Participant is otherwise entitled, payment shall be made to the Participant’s then-effective beneficiary or beneficiaries under the Employer-paid group term life arrangement.

ADMITTANCE SLIP
WAL-MART STORES, INC. Annual Meeting of Shareholders
Place: Bud Walton Arena
           University of Arkansas Campus
           Fayetteville, Arkansas

Time: June 6, 2003, 8:45 a.m.

Casual dress is recommended.

Photographs taken at the meeting may be used by
Wal-Mart Stores, Inc. By attending, you waive any
claim to these photographs.

MEETING REMINDERS

  Please bring this admittance slip and a picture I.D. to gain access.
  Additional security precautions will be taken. Bags, purses, and briefcases may be subject to inspection. To speed the process, please bring only the essentials.
  Camcorders or video taping equipment are not allowed

Wal-Mart Stores, Inc. • Bentonville, AR 72716 • 479-273-4000 Retail Internet Site: www.walmart.com Corporate Internet Site: www.walmartstores.com

Back Cover Page

PROXY

WAL-MART STORES, INC. PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE
SHAREHOLDERS OF WAL-MART STORES, INC. TO BE HELD ON June 6, 2003

      I have received the Notice of Annual Meeting of Shareholders to be held on June 6, 2003, and a Proxy Statement furnished by Wal-Mart’s Board of Directors for the Meeting. I appoint S. ROBSON WALTON, H. LEE SCOTT, JR. and DAVID D. GLASS, or any of them, as Proxies and Attorneys-in-Fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Annual Meeting on June 6, 2003, in the manner shown on this form as to the matters subject to a vote and in his discretion on any other matters that come before the meeting. If I participate in the Wal-Mart Stores, Inc. Profit Sharing Plan or if I have a portion of my interest in the 401(k) Plan invested in Wal-Mart stock, I also direct the Trustee(s) of the respective Trust(s) to vote my stock which is attributable to my interest in each of the Plan(s) at the Meeting in the manner shown on this form as to the matters subject to a vote and in the discretion of the Trustee(s) on any other matters that come before the Meeting.

RESOLVED, that the following persons are nominated for election to the Board of Directors of Wal-Mart Stores, Inc., such election to be at the Annual Meeting of Shareholders on June 6, 2003:	(Change of Address/Comments)

__________________________________

__________________________________

__________________________________

__________________________________

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

01 James W. Breyer, 02 M. Michele Burns, 03 Thomas M. Coughlin, 04 Stanley C. Gault, 05 David D. Glass, 06 Roland A. Hernandez, 07 Dawn G. Lepore, 08 J. Paul Reason, 09 H. Lee Scott, Jr., 10 Jack C. Shewmaker, 11 Jose H. Villarreal, 12 John T. Walton, 13 S. Robson Walton

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy holders cannot vote your shares unless you sign and return this card.

FOLD AND DETACH HERE

WAL-MART STORES, INC.

Annual Meeting of Shareholders

June 6, 2003
8:45 AM

Bud Walton Arena
University of Arkansas
Fayetteville, Arkansas

ELECTRONIC ACCESS TO WAL-MART’S FUTURE
ANNUAL REPORTS AND PROXY MATERIALS

Help Wal-Mart reduce expenses and eliminate bulky materials from your mail. Sign-up for internet access to Wal-Mart’s proxy materials and Annual Report. If you enroll in this service, we will e-mail you the Annual Report and proxy materials on-line, along with instructions that will enable you to cast your vote. To sign-up, access http://www.econsent.com/wmt and follow the instructions indicated so that you will receive next year’s proxy materials and Annual Report electronically.

[Back]

6973

 X  Please mark your votes as in this example.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown below. If you do not specify how the proxy should be voted, it will be voted FOR items 1 through 3, and AGAINST items 4 through 10.

The Board of Directors recommends a vote FOR:			The Board of Directors recommends a vote FOR:
	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
Election of Directors (see reverse)			To approve Wal-Mart Stores, Inc. Management Incentive Plan, as amended
FOR, except vote withheld from the following nominee(s): ______________________________________
Recommendation of ratification of independent accountants

Change of Address/Comments (see reverse)

The Board of Directors recommends a vote AGAINST:
	FOR	AGAINST	ABSTAIN
A shareholder proposal regarding board independence
A shareholder proposal regarding auditor independence
A shareholder proposal regarding indexed stock options
A shareholder proposal regarding genetically engineered food products
A shareholder proposal regarding equal employment opportunity report
A shareholder proposal regarding international labor organization standards
A shareholder proposal regarding shareholder approval of participation in the officer deferred compensation plan

Signature(s) ________________________________________	Date ______________________________
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

FOLD AND DETACH HERE

[Control Number]

Control Number

Wal-Mart Stores, Inc. encourages you to take advantage of two convenient ways to vote your shares. If you hold your shares in your own name rather than through a broker, you can vote your shares electronically by internet or by telephone. This eliminates the need to return the proxy card.
To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appears above must be used to access the system.
To vote over the internet: Log on to the internet and go to the voting web site http://www.eproxyvote.com/wmt
To vote over the telephone: On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day 7 days a week.
Your electronic vote authorizes the named proxies to vote in the same manner as if you marked, signed, dated, and returned the proxy card. Telephone and Internet voting will close at 11:00 p.m. on June 5, 2003.
If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.